                                                         Pursuant to Rule 424 b5
                                                   Registration No. 333-91815-01

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 27, 2000)

                              [SEMCO ENERGY LOGO]

                      1,600,000 TRUST PREFERRED SECURITIES
                             SEMCO CAPITAL TRUST I

                 10 1/4% CUMULATIVE TRUST PREFERRED SECURITIES
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                               SEMCO ENERGY, INC.
                      ------------------------------------
THE TRUST:
    SEMCO Capital Trust I is a Delaware business trust which will:
    - Sell Trust Preferred Securities to the public;
    - Sell Trust Common Securities to SEMCO;
    - Use the proceeds from these sales to buy an equal principal amount of 10 1/4% Subordinated Debentures of SEMCO due June 30, 2040; and
    - Distribute the cash payments it receives from SEMCO on the Subordinated Debentures to the holders of the Trust Preferred Securities and the Trust Common Securities.

QUARTERLY DISTRIBUTIONS:
    - For each Trust Preferred Security that you own, you will receive cumulative cash distributions accumulating from April 19, 2000, at an annual rate of 10 1/4% of the liquidation amount of $25 per Trust Preferred Security, on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 2000.
    - SEMCO may defer interest payments on the Subordinated Debentures on one or more occasions for up to 20 consecutive quarterly periods. If SEMCO does defer interest payments, the Trust will also defer payments of distributions on the Trust Preferred Securities to you. However, deferred distributions will themselves accumulate distributions at an annual rate of 10 1/4% (to the extent permitted by law).

REDEMPTION:
    - The Trust may redeem some or all of the Trust Preferred Securities at times discussed herein at a redemption price equal to $25 per Trust Preferred Security plus accumulated distributions, if any.
    - The Trust will redeem all of the Trust Preferred Securities when the Subordinated Debentures are paid at maturity.

SEMCO ENERGY
    - SEMCO will effectively guarantee, fully and unconditionally, the payment by the Trust of amounts due on the Trust Preferred Securities as described in this Prospectus Supplement and in the accompanying Prospectus. SEMCO's obligations under the guarantee are junior to SEMCO's senior indebtedness.

    The Trust plans to list the Trust Preferred Securities on the New York Stock Exchange under the symbol "SENPrL." Trading on the New York Stock Exchange is expected to commence within 30 days after the Trust Preferred Securities are first issued.
                      ------------------------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
 PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    INVESTING IN THE TRUST PREFERRED SECURITIES INVOLVES CERTAIN RISKS. YOU SHOULD CAREFULLY READ THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE S-7 OF THIS PROSPECTUS SUPPLEMENT BEFORE INVESTING IN THE TRUST PREFERRED SECURITIES.
                      ------------------------------------

                                                                PER SECURITY          TOTAL
                                                                ------------          -----
Public offering price.......................................       $25.00          $40,000,000
Underwriting commission to be paid by SEMCO.................          (1)              (1)
Proceeds to the Trust.......................................       $25.00          $40,000,000

---------
(1) SEMCO has agreed to pay underwriting commissions of $0.7875 per Trust Preferred Security. See "Underwriting."

    SEMCO expects the Trust Preferred Securities to be ready for delivery in book-entry form only through The Depository Trust Company on or about April 19, 2000.

A.G. EDWARDS & SONS, INC.                               PAINEWEBBER INCORPORATED

FIRST OF MICHIGAN                                      NATCITY INVESTMENTS, INC.
DIVISION OF FAHNESTOCK & CO. INC.
                      ------------------------------------
           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 12, 2000.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                                ----
Summary Information -- Q&A..................................     S-3
Risk Factors................................................     S-7
Use of Proceeds.............................................    S-10
SEMCO Capital Trust I.......................................    S-11
Description of the Trust Preferred Securities...............    S-12
Description of the Subordinated Debentures..................    S-26
Material Federal Income Tax Considerations..................    S-30
Relationship Among the Trust Preferred Securities, the
  Subordinated Debentures and the Trust Guarantee...........    S-34
Underwriting................................................    S-36
Legal Opinions..............................................    S-38
Glossary....................................................    S-39
                             PROSPECTUS
Where You Can Find More Information.........................       2
Incorporation of Certain Documents by Reference.............       3
Cautionary Statement Regarding Forward-Looking
  Information...............................................       3
SEMCO Energy................................................       5
The Trusts..................................................      10
Use of Proceeds.............................................      11
Accounting Treatment Relating to Trust Securities...........      12
Consolidated Ratios of Earnings to Fixed Charges............      12
Description of Capital Stock................................      13
Description of Debt Securities..............................      16
Description of Trust Preferred Securities...................      29
Description of Trust Guarantees.............................      31
The Agreement as to Expenses and Liabilities................      33
Additional Description of Subordinated Debentures to be
  Issued to Trust...........................................      33
Effect of Obligations Under Subordinated Debentures and
  Trust Preferred Securities Guarantees.....................      38
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................      39
Plan of Distribution........................................      39
Legal Matters...............................................      40
Experts.....................................................      41

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. We have not, and the Underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus Supplement and the accompanying Prospectus is accurate as of the date on the front cover of this Prospectus Supplement and the accompanying Prospectus, respectively. SEMCO's business, financial condition, results of operations and prospects may have changed since such dates.

The following information concerning SEMCO, the Trust, the Trust Preferred Securities, the Guarantee and the Subordinated Debentures adds to, and should be read in conjunction with, the information contained in the accompanying Prospectus. Capitalized terms used in this Prospectus Supplement have the meanings assigned in the Glossary.

                           SUMMARY INFORMATION -- Q&A

This Prospectus Supplement and the accompanying Prospectus should be read together. This summary highlights selected information from this Prospectus Supplement and the accompanying Prospectus to help you understand the Trust Preferred Securities. You should carefully read this Prospectus Supplement and the accompanying Prospectus to understand fully the terms of the Trust Preferred Securities, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Trust Preferred Securities. You should pay special attention to the "Risk Factors" section beginning on page S-7 of this Prospectus Supplement to determine whether an investment in the Trust Preferred Securities is appropriate for you.

For your convenience, we make reference to sections in this Prospectus Supplement and the accompanying Prospectus for more detailed information regarding some of the terms and concepts used throughout this Prospectus Supplement.

WHO IS SEMCO ENERGY?

SEMCO is a diversified energy and infrastructure services company headquartered in southeastern Michigan. It was founded in 1950 as Southeastern Michigan Gas Company. SEMCO and its subsidiaries operate four business segments: (1) gas distribution; (2) construction services; (3) engineering services; and (4) propane, pipelines and storage. SEMCO's gas distribution business segment operates in Michigan and Alaska. The Alaska-based operation, which consists of ENSTAR Natural Gas Company and Alaska Pipeline Company (together known as "ENSTAR"), was acquired on November 1, 1999. See "SEMCO Energy" in the accompanying Prospectus.

WHAT ARE THE TRUST PREFERRED SECURITIES?

Each Trust Preferred Security represents an undivided beneficial interest in the assets of the Trust. The underwriters are offering 1,600,000 Trust Preferred Securities at a public offering price of $25 for each Trust Preferred Security. See "Underwriting" in this Prospectus Supplement.

WHO IS THE TRUST?

SEMCO Capital Trust I is a Delaware business trust. The Trust will sell its Trust Preferred Securities to the public and its Common Securities to SEMCO. The Trust will use the proceeds from these sales to buy a series of 10 1/4% Subordinated Debentures due June 30, 2040 from SEMCO with the same economic terms as the Trust Preferred Securities.

There will initially be four Trustees of the Trust. Two of the Trustees are officers of SEMCO referred to as the "Administrative Trustees." Bank One Trust Company, National Association will act as the Property Trustee of the Trust and Bank One Delaware, Inc. will act as the Delaware Trustee, in each case until removed or replaced by the holder of the Trust Common Securities. Bank One Trust Company, National Association will also act as indenture trustee under the Trust Guarantee and also as indenture trustee under the indenture under which the 10 1/4% Subordinated Debentures are issued.

WHEN WILL YOU RECEIVE DISTRIBUTIONS ON THE TRUST PREFERRED SECURITIES?

If you purchase the Trust Preferred Securities, you will be entitled to receive cumulative cash distributions at an annual rate of 10 1/4% of the liquidation amount of $25 per Trust Preferred Security. Distributions will accumulate from April 19, 2000. They will be payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, beginning June 30, 2000, to those persons in whose name the Trust Preferred Securities are registered at the close of business on the 15th calendar day preceding such interest payment date. Distributions payable for the first payment period will be computed on the basis of 72 days.

WHEN CAN PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

SEMCO may, on one or more occasions, defer interest payments on the Subordinated Debentures for up to 20 consecutive quarterly periods. See "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period" in this Prospectus Supplement. A deferral of interest payments cannot extend beyond the stated maturity date of the Subordinated Debentures (which is June 30, 2040).

If SEMCO defers interest payments on the Subordinated Debentures, the Trust will also defer its distributions on the Trust Preferred Securities to you. During this deferral period, distributions will continue to accumulate on the Trust Preferred Securities at an annual rate of 10 1/4% of the liquidation amount of $25 per Trust Preferred Security. Also, the deferred distributions will themselves accumulate distributions at an annual rate of 10 1/4% (to the extent permitted by law). Once SEMCO makes all deferred interest payments on the Subordinated Debentures, with accrued interest, it may again defer interest payments on the Subordinated Debentures if no event of default under the Subordinated Debentures has then occurred and is continuing.

During any period in which SEMCO defers interest payments on the Subordinated Debentures, SEMCO will not be permitted to, with some exceptions:

- pay a dividend or make any other payment or distribution on its capital stock;

- redeem, purchase or make a liquidation payment on any of its capital stock; or

- make a principal, premium or interest payment or repurchase or redeem, any of its debt securities that rank equal with or junior to the Subordinated Debentures.

If SEMCO defers interest payments on the Subordinated Debentures, you will be required to accrue interest income for United States federal income tax purposes before you receive cash distributions. See "Material Federal Income Tax Considerations" and "Risk Factors -- Deferral of Distributions would have Adverse Tax Consequences for you and may Adversely Affect the Trading Price of the Trust Preferred Securities" in this Prospectus Supplement.

WHEN CAN THE TRUST REDEEM THE TRUST PREFERRED SECURITIES?

The Trust will redeem all of the outstanding Trust Preferred Securities when the Subordinated Debentures are paid either at maturity on June 30, 2040 or upon early redemption.

SEMCO will pay the Subordinated Debentures at maturity on June 30, 2040. SEMCO may redeem, before their maturity at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest to the date of redemption:

- all or some of the Subordinated Debentures on one or more occasions at any time on or after April 19, 2005; but if a redemption of less than all Subordinated Debentures would result in the delisting of the Trust Preferred Securities, SEMCO may redeem the Subordinated Debentures only in whole; or

- all but not some of the Subordinated Debentures if certain changes in tax or investment company law occur or will occur within 90 days (each of which is a "Special Event"). See "Description of Trust Preferred Securities -- Special Event Redemption" in this Prospectus Supplement.

The Trust will use the cash it receives on any redemption of the Subordinated Debentures to redeem, proportionately, Trust Preferred Securities and Common Securities having a total liquidation amount equal to the total principal amount of the Subordinated Debentures redeemed, unless an event of default under the amended and restated Declaration of Trust has occurred and is continuing, in which case the Trust Common Securities will be subordinated to the Trust Preferred Securities. An event of default with respect to the Subordinated Debentures constitutes an event of default under the Trust Agreement. See "Relationship Among the Trust Preferred Securities, the Subordinated Debentures and the Trust Guarantee" in this Prospectus Supplement for a description of the consequences of an event of default in respect of the Subordinated Debentures and the Guarantee, respectively. The redemption price will be equal to $25 per security plus any accumulated distributions.

WHAT IS THE NATURE OF SEMCO'S GUARANTEE OF THE TRUST PREFERRED SECURITIES?

As described herein, SEMCO will fully and unconditionally guarantee the Trust Preferred Securities through a combination of its obligations:

- under the Subordinated Indenture to make payments on the Subordinated Debentures;

- under its Trust Guarantee where SEMCO guarantees the payment of distributions on the Trust Preferred Securities to the extent the Trust has funds legally and immediately available to make distributions;

- under the Trust Agreement; and

- under an agreement to pay certain expenses and liabilities of the Trust.

If SEMCO does not make a required payment on the Subordinated Debentures, the Trust will not have sufficient funds to make the related payment on the Trust Preferred Securities. The Trust Guarantee does not cover payments on the Trust Preferred Securities when the Trust does not have sufficient funds to make such payments. SEMCO's obligations under the Subordinated Debentures are junior to its obligations to make payments on its Senior Debt. Furthermore, SEMCO's obligations under the Trust Guarantee are junior to its obligations to make payments on its liabilities. See "Risk Factors -- SEMCO's Obligations under the Subordinated Debentures" and "Risk Factors -- The Trust Guarantee Covers Payments only if the Trust has Cash Available" in this Prospectus Supplement.

WHEN CAN THE SUBORDINATED DEBENTURES BE DISTRIBUTED TO YOU?

SEMCO has the right to dissolve the Trust at any time. If SEMCO exercises this right to dissolve the Trust, the Trust, after satisfying any of its creditors, will be liquidated by distribution of the Subordinated Debentures to holders of the Trust Preferred Securities and the Trust Common Securities.

WHAT HAPPENS IF THE TRUST IS DISSOLVED AND THE SUBORDINATED DEBENTURES ARE NOT DISTRIBUTED?

The Trust may also be dissolved in circumstances where the Subordinated Debentures will not be distributed to you. In those situations, after satisfying any of its creditors, the Trust will be obligated to pay in cash the liquidation amount of $25 for each Trust Preferred Security plus accumulated distributions to the date such payment is made. The Trust will be able to make this liquidation distribution only if the Subordinated Debentures are paid or redeemed by SEMCO.

WILL THE TRUST PREFERRED SECURITIES BE LISTED ON A STOCK EXCHANGE?

The Trust will apply to have the Trust Preferred Securities listed on the New York Stock Exchange under the symbol "SENPrL." If approved for listing, trading of the Trust Preferred Securities on the New York Stock Exchange is expected to commence within 30 days after the Trust Preferred Securities are first issued. You should be aware that the listing of the Trust Preferred Securities will not necessarily ensure that a liquid trading market will be available for the Trust Preferred Securities.

If the Trust distributes the Subordinated Debentures, SEMCO will use its best efforts to list them on the New York Stock Exchange or any other exchange or other organization on which the Trust Preferred Securities are then listed.

IN WHAT FORM WILL THE TRUST PREFERRED SECURITIES BE ISSUED?

The Trust Preferred Securities will initially be represented by one or more global securities that will be deposited with, or on behalf of, and registered in the name of, The Depository Trust Company, New York, New York ("DTC") or its nominee. This means that you will not receive a certificate for your Trust Preferred Securities. Instead, you will hold your interest through DTC's book-entry system. The Trust expects that the Trust Preferred Securities will be ready for delivery through DTC on or about April 19, 2000.

HOW WILL SEMCO AND THE TRUST USE THE MONEY FROM THE TRUST PREFERRED
SECURITIES?

The Trust will invest the proceeds from the sale of the Trust Preferred Securities in Subordinated Debentures of SEMCO. SEMCO will use the entire net proceeds from its sale of Subordinated Debentures to the Trust to repay a portion of the debt incurred for the ENSTAR acquisition. See "Use of Proceeds."

                                  RISK FACTORS

You should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should consider particularly the following matters:

SEMCO'S OBLIGATIONS UNDER THE SUBORDINATED DEBENTURES

No amounts will be available to make payments on the Trust Preferred Securities except from payments made on the Subordinated Debentures. The obligations of SEMCO under the Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Debt, as described herein, of SEMCO. As of March 31, 2000, our Senior Debt aggregated approximately $521 million. See "Description of Trust Guarantee" and "Description of Debt
Securities -- Subordination" in the accompanying Prospectus.

THE TRUST GUARANTEE COVERS PAYMENTS ONLY IF THE TRUST HAS CASH AVAILABLE

Our obligations under the Trust Guarantee are subordinate and junior in right of payment to all of our liabilities and will be equal in priority of payment with the most senior preferred stock that we may issue or guarantee. If we were to default in our obligation to make payments on the Subordinated Debentures, the Trust would lack available funds for payment to you of distributions or amounts payable on redemption of the Trust Preferred Securities or otherwise. If this happens, you would not be able to rely upon the Trust Guarantee for payment of such amounts.

DEFERRAL OF DISTRIBUTIONS WOULD HAVE ADVERSE TAX CONSEQUENCES FOR YOU AND MAY ADVERSELY AFFECT THE TRADING PRICE OF THE TRUST PREFERRED SECURITIES

We have the right under the Subordinated Indenture, at any time, and from time to time, to defer payments of interest on the Subordinated Debentures for a period of up to 20 consecutive quarters (each, an "Extension Period"), but not beyond the stated maturity of the Subordinated Debentures. Prior to the termination of any Extension Period, we may further defer payments of interest; provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters. During an Extension Period, we will have the right to make partial payments of interest on any Interest Payment Date. Upon the termination of any Extension Period and the payment of all amounts then due, we may select a new Extension Period, subject to the above requirements. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debentures. Deferred installments of interest on the Subordinated Debentures will bear interest at a rate per annum equal to the Securities Rate, compounded quarterly, to the date of payment to the extent permitted by applicable law. The payment of such deferred interest, together with any interest thereon, will be passed through to you as received at the end of any Extension Period.

The only restrictions on our ability to defer payments of interest are that during any Extension Period we may not, with certain exceptions, (a) declare or pay any dividend on, or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, or (b) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us which rank equally in priority of payment with or junior to the

Subordinated Debentures. See "Description of the Trust Preferred
Securities -- Distributions" and "Description of the Subordinated
Debentures -- Option to Extend Interest Payment Period" and "-- Certain Covenants" in this Prospectus Supplement.

Should we exercise our right to defer payments of interest, you will be required to include income in the form of original issue discount in your gross income for United States federal income tax purposes in respect of the deferred interest allocable to the Trust Preferred Securities. As a result, you will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if you dispose of your Trust Preferred Securities prior to the record date for the date on which distributions of such amounts are made. See "Material Federal Income Tax Considerations -- Original Issue Discount" and "-- Sale of Trust Preferred Securities" in this Prospectus Supplement. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE TRUST PREFERRED SECURITIES.

We have no current intention of exercising our right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. However, if we exercise this right in the future, the market price of the Trust Preferred Securities is likely to be affected. If you dispose of your Trust Preferred Securities during an Extension Period, therefore, you might receive a different return on your investment than a holder that continues to hold its Trust Preferred Securities. In addition, as a result of the existence of our right to defer interest payments, the market price of the Trust Preferred Securities (which represent an undivided beneficial interest in the Subordinated Debentures) may be more volatile than other similar securities that do not have such rights.

TRUST PREFERRED SECURITIES MAY BE REDEEMED IF A SPECIAL EVENT OCCURS

If a Special Event occurs, we may, within 90 days afterwards, redeem the Subordinated Debentures in cash (with the result that the Trust Securities will be redeemed). In addition, we will have the right at any time to terminate the Trust and cause the Subordinated Debentures to be distributed to you in liquidation of the Trust. See "Description of the Trust Preferred
Securities -- Special Event Redemption" and "Distribution of Subordinated Debentures Upon Termination of the Trust" in this Prospectus Supplement.

There can be no assurance as to the market price for the Subordinated Debentures that may be distributed in exchange for Trust Preferred Securities if a termination or liquidation of the Trust were to occur. Accordingly, the Subordinated Debentures that you may receive on termination and liquidation of the Trust may trade at a discount to the price that you paid to purchase the Trust Preferred Securities offered hereby. See "Description of the Trust Preferred Securities -- Distribution of Subordinated Debentures Upon Termination of the Trust" in this Prospectus Supplement.

LIMITED VOTING RIGHTS

You will have limited voting rights and, except for your right to appoint a substitute Property Trustee or Delaware Trustee under certain circumstances, you will not be entitled to vote to appoint, remove or replace any of the Administrative Trustees, which voting rights are vested exclusively in the holder of the Trust Common Securities. See "Description of the Trust Preferred Securities -- Voting Rights" in this Prospectus Supplement.

NO ASSURANCE AS TO MARKET PRICES FOR THE TRUST PREFERRED SECURITIES

The Trust Preferred Securities are expected to be listed on the New York Stock Exchange, subject to official notice of issuance. The Trust Preferred Securities are expected to trade at a price that takes into account the value, if any, of accrued but unpaid distributions; thus, you will not pay and sellers will not receive any accrued and unpaid interest with respect to the Trust Preferred Securities that is not included in the trading price. If a Trust Preferred Security is disposed of prior to the occurrence of an Extension Period, any portion of the amount received that is attributable to accrued interest will be treated as interest income to a U.S. holder for tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Trust Preferred Security. If an Extension Period occurs, interest on the Subordinated Debentures will be included in the gross income of U.S. holders of Trust Preferred Securities as it accrues rather than when it is paid. Should an Extension Period occur, if you dispose of your Trust Preferred Securities between record dates for payments of distributions thereon, you would be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as OID, and to add such amount to your adjusted tax basis in your pro rata share of the related Subordinated Debentures which are deemed disposed of. To the extent the selling price is less than your adjusted tax basis, you generally will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Material Federal Income Tax Considerations -- Original Issue Discount" and "-- Sale of Trust Preferred Securities" in this Prospectus Supplement.

The trading price of the Trust Preferred Securities is likely to be sensitive to the level of interest rates generally. If interest rates rise in general, the trading price of the Trust Preferred Securities may decline to reflect the additional yield requirements of the purchasers. Conversely, a decline in interest rates may increase the trading price of the Trust Preferred Securities, although any increase in trading price will be moderated by SEMCO's ability to redeem the Subordinated Debentures, in whole or in part, at any time on or after April 19, 2005 at a redemption price equal to 100% of the principal amount to be redeemed plus accrued but unpaid interest. In addition, because you will be paid only from payments on the Subordinated Debentures and may receive Subordinated Debentures upon the termination of the Trust, you are making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures contained herein. See "Description of the Trust Preferred Securities -- Distribution of Subordinated Debentures Upon Termination of the Trust" and "Description of the Subordinated Debentures" in this Prospectus Supplement.

Prior to this offering, there has been no public market for the Trust Preferred Securities, and there can be no assurance that an active public market for the Trust Preferred Securities will develop or, if one does develop, that it will be sustained after this offering. See "Plan of Distribution" in the accompanying Prospectus.

RISKS OF INVESTMENT IN TRUST

The Trust is not organized as a corporation and is subject to the separate and different rules applicable to entities organized as a business trust. See "SEMCO Capital Trust I" in this Prospectus Supplement. However, as with an investment in SEMCO, an investment in the Trust involves risks associated with operating conditions, competitive factors, economic conditions, industry conditions and equity market conditions.

CONSEQUENCES OF HIGHLY LEVERAGED TRANSACTION

The Subordinated Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction involving SEMCO.

SEMCO WOULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO REFINANCE OUR $290 MILLION BRIDGE LOAN ON A TIMELY BASIS OR ON REASONABLE TERMS.

We have a $290 million short-term, unsecured bridge loan that was used to acquire the assets and some of the liabilities of ENSTAR Natural Gas Company and the outstanding stock of Alaska Pipeline Company. This bridge loan matures on October 30, 2000. Although we plan to retire the bridge loan by publicly issuing a combination of medium-term notes, trust preferred securities and common stock, we cannot assure you that we will be able to secure permanent financing for this amount on a timely basis or on commercially reasonable terms. Our ability to refinance the bridge loan is subject to factors beyond our control such as the state of the financial markets and general economic conditions. In this connection, approximately contemporaneous with the public offering of the Trust Preferred Securities, we are making a public offering of $30 million principal amount of our Senior Notes. The net proceeds of the Senior Notes also are expected to be used to retire a portion of the bridge loan. These Senior Notes are offered by a separate prospectus supplement.

                                USE OF PROCEEDS

We will use the proceeds from the sale of the Trust Preferred Securities to repay a portion of the bridge loan used in connection with our 1999 acquisition of the assets and some of the liabilities of ENSTAR Natural Gas Company and the outstanding stock of Alaska Pipeline Company. The bridge loan is a $290 million short-term unsecured obligation that matures on October 30, 2000, with interim payments of $56 million each due on May 1, 2000 and August 1, 2000. The interest rate on the bridge loan can range from 100 to 150 basis points above the London Interbank Offered Rate.

                             SEMCO CAPITAL TRUST I

The Trust is a statutory business trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on November 23, 1999. The business of the Trust is set forth in a trust agreement dated November 23, 1999 and executed by SEMCO, as Depositor, the Administrative Trustees, the Property Trustee and the Delaware Trustee thereunder. This trust agreement will be amended and restated in its entirety on the date the Trust Preferred Securities are issued substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part (as amended and restated the "Trust Agreement"). The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Trust exists for the exclusive purposes of (i) issuing and selling the Trust Preferred Securities and the Trust Common Securities, collectively referred to as the Trust Securities, representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures, and (iii) engaging in only those other activities necessary, appropriate, convenient or incidental thereto. The Trust has a term of 50 years from its creation, but may terminate earlier as provided in the Trust Agreement.

Upon issuance of the Trust Preferred Securities, the purchasers thereof will own all of the Trust Preferred Securities. SEMCO will acquire all of the Trust Common Securities, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The Trust Common Securities will have terms substantially identical to, and will rank equally in priority of payment, and payments will be made thereon pro rata, with the Trust Preferred Securities, except that upon the occurrence and continuance of a Subordinated Indenture Event of Default, the rights of the holders of Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities as provided in the Trust Agreement.

The Trust's business and affairs will be conducted by the Trustees, which shall be appointed by SEMCO as the holder of the Trust Common Securities. Two officers of SEMCO will initially serve as Administrative Trustees. Bank One Trust Company, National Association will serve as Property Trustee and will hold legal title to the Subordinated Debentures issued by SEMCO on behalf of the Trust and the holders of the Trust Securities. Bank One of Delaware, Inc. will serve as Delaware Trustee. In certain circumstances, the holders of a majority in liquidation amount of the Trust Preferred Securities will be entitled to appoint a substitute Property Trustee or Delaware Trustee. See "Description of the Trust Preferred Securities -- Events of Default."

The Property Trustee will hold legal title to the Subordinated Debentures for the benefit of the Trust and the holders of the Trust Securities and will have the power to exercise all rights, powers and privileges under the Subordinated Indenture as the holder of the Subordinated Debentures. To the extent payments in respect of the Subordinated Debentures are made to the Property Trustee, the Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities. Subject to the right of the holders of the Trust Preferred Securities to appoint a substitute Property Trustee or Delaware Trustee under certain circumstances, SEMCO, as the holder of all the Trust Common Securities, will have the right to appoint, remove or replace any of the Trustees.

The Subordinated Debentures will constitute substantially all of the assets of the Trust. Other assets that may constitute "Trust Property" (as that term is defined in the Trust Agreement) include any cash on deposit in, or owing to, the payment account as established under the Trust Agreement, as well as any other property or assets held by the Property Trustee pursuant to the Trust Agreement. In addition, the Trust may, from time to time, receive cash from SEMCO pursuant to the Agreement as to Expenses and Liabilities.

The rights of the holders of the Trust Preferred Securities, including economic rights, rights to information and voting rights, are as set forth in the Trust Agreement, the Delaware Business Trust Act, and the Trust Indenture Act. See "Description of the Trust Preferred Securities."

The Trust's office in the State of Delaware is c/o Bank One Delaware, Inc., 3 Christina Center, 201 N. Walnut Street, Wilmington, Delaware 19801. The principal place of business of the Trust shall be c/o SEMCO, 405 Water Street, Port Huron, Michigan 48060, telephone number (810) 987-2200.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

The Trust Preferred Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as the indenture trustee with respect to the Trust Agreement, as well as the Trust Guarantee, for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Trust Preferred Securities will include those stated in the Trust Agreement, the Delaware Business Trust Act, and those made part of the Trust Agreement by the Trust Indenture Act. The following summary of the principal terms and provisions of the Trust Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Trust Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part, as well as the Trust Indenture Act.

GENERAL

The Trust Agreement authorizes the Administrative Trustees, on behalf of the Trust, to issue the Trust Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, and the Trust Common Securities, which represent common undivided beneficial interests in the assets of the Trust. All of the Trust Common Securities will be owned by SEMCO. The Trust Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Trust Preferred Securities, except that upon the occurrence of a Subordinated Indenture Event of Default, the rights of the holders of the Trust Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. The Trust Agreement does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness for borrowed money by the Trust. Pursuant to the Trust Agreement, the Property Trustee will own and hold the Subordinated Debentures for the benefit of the Trust and the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Trust Preferred Securities or liquidation of the Trust, are guaranteed by SEMCO on a subordinated basis as and to the extent described under "Description of the Trust Guarantee" in the accompanying Prospectus. The Trust Guarantee does not cover payment of distributions or amounts payable on redemption of the Trust Preferred Securities or otherwise in respect of the Trust Preferred Securities when the Trust does not have legally and immediately available funds sufficient to make such distributions or payments. In such event, the holders of a majority in aggregate liquidation amount of the Trust Preferred Securities may direct the Property Trustee to enforce its rights under the Subordinated Debentures. In addition, a holder of Trust Preferred Securities may institute a legal proceeding directly against SEMCO, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of such holder on or after the due dates specified or provided for in the Subordinated Debentures. The above mechanisms and obligations, together with SEMCO's obligations under the Agreement as to Expenses and Liabilities, provide a full and unconditional guarantee, subject to the subordination provisions, by SEMCO of the payments due on the Trust Preferred Securities.

DISTRIBUTIONS

Distributions on the Trust Preferred Securities will be fixed at the Securities Rate, will be cumulative and will accrue from the Issue Date and, except in the event of an Extension Period, will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 2000. In the event that any date on which distributions are to be made on the Trust Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable. A "Business Day" shall mean any day other than a Saturday or Sunday, a day on which banks in New York City are authorized or obligated by law or executive order to remain closed or a day on which the principal corporate trust office of the Property Trustee is closed for business.

Distributions payable on any Distribution Date will be payable to the holders of record on the Record Date for such Distribution Date, which is the close of business on the fifteenth calendar day preceding such Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below. The amount of distributions payable for any period will be computed on the basis of a 360 day year of twelve 30-day months.

SEMCO has the right under the Subordinated Indenture to defer payments of interest on the Subordinated Debentures by extending the interest payment period from time to time on the Subordinated Debentures (each, an "Extension Period") which, if exercised, would defer quarterly distributions on the Trust Preferred Securities during any such extended interest payment period. Deferred installments of interest on the Subordinated Debentures will bear interest at a rate per annum equal to the Securities Rate, compounded quarterly, to the date of payment to the extent permitted by applicable law. During an Extension Period, SEMCO will have the right to make partial payments of interest on any Interest Payment Date. If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid, if funds are legally available therefor, to holders of record of the Trust Preferred Securities as they appear on the books and records of the Trust on the Record Date next following the termination of such Extension Period. See "Description of the Subordinated Debentures -- Interest" and "-- Option to Extend Interest Payment Period."

Distributions on the Trust Preferred Securities must be paid on the Distribution Dates to the extent that the Trust has funds legally and immediately available for the payment of such distributions. The Trust's funds available for distribution to the holders of the Trust Preferred Securities will be limited to payments received under the Subordinated Debentures. See "Description of the Subordinated Debentures."

REDEMPTION

The Trust Preferred Securities are subject to mandatory redemption upon repayment of the Subordinated Debentures at maturity or their earlier redemption. The Subordinated Debentures will mature on June 30, 2040 and may be redeemed, in whole or in part, at the option of SEMCO, at any time on or after April 19, 2005 or at any time in whole within 90 days following the occurrence of a Special Event, in each case at a Redemption Price equal to 100% of the principal amount to be redeemed plus accrued but unpaid interest (including any Additional Interest) to the Redemption Date. Upon the repayment of the Subordinated Debentures, whether at maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem a like liquidation amount of Trust Preferred Securities upon not less than 30 nor more than 60 days' notice, at the Redemption Price. See "Description of the Subordinated Debentures -- Optional Redemption." If a partial redemption of the Subordinated Debentures would result in the delisting of the Trust Preferred Securities, SEMCO may redeem the Subordinated Debentures only in whole. In the event that fewer than all of the outstanding Trust Preferred Securities are to be redeemed, the Trust Preferred Securities to be redeemed will be selected as described under "Book-Entry Only Issuance -- The Depository Trust Company" below. If the Trust Preferred Securities are no longer in book-entry only form, the Trust Preferred Securities to be redeemed will be selected by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or integral multiples thereof) of the aggregate liquidation amount of Trust Preferred Securities of a denomination larger than $25 provided, however, that before undertaking the redemption of the Trust Preferred Securities on other than a pro rata basis, the Property Trustee shall have received an opinion of counsel that the status of the Trust as a grantor trust for United States federal income tax purposes would not be adversely affected.

The Redemption Price for each Trust Preferred Security shall equal the liquidation amount of $25 plus accrued and unpaid distributions thereon to the date of payment.

SPECIAL EVENT REDEMPTION

Upon the occurrence of a Special Event at any time, SEMCO will have the option to redeem, within 90 days following the occurrence thereof, the Subordinated Debentures in whole (and thus cause the redemption of the Trust Preferred Securities in whole) (see "Description of the Subordinated Debentures -- Optional Redemption"). A Special Event is either a Tax Event or an Investment Company Act Event.

A "Tax Event" means that the Administrative Trustees and SEMCO shall have received an opinion of counsel experienced in such matters (which may be counsel to SEMCO) to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations, there is more than an insubstantial risk that (i) the Trust would be subject to United States federal income tax with respect to income accrued or received on the Subordinated Debentures, (ii) interest payable on the Subordinated Debentures would not be deductible by SEMCO for United States federal income tax purposes, or (iii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges, which change or amendment becomes effective on or after the Issue Date.

An "Investment Company Act Event" means that the Administrative Trustees and SEMCO shall have received an opinion of counsel experienced in such matters (which may be counsel to SEMCO) to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority on or after the Issue Date, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" under the 1940 Act, which change becomes effective on or after the Issue Date.

DISTRIBUTION OF SUBORDINATED DEBENTURES UPON TERMINATION OF TRUST

SEMCO will have the right at any time to terminate the Trust and, after satisfaction of liabilities to creditors of the Trust, cause the Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities in liquidation of the Trust. See "Liquidation Distribution Upon Dissolution" below. This right is optional and wholly within the discretion of SEMCO. Circumstances under which SEMCO may determine to exercise such right could include the occurrence of an Investment Company Act Event or a Tax Event, adverse tax consequences to SEMCO or the Trust that are not within the definition of a Tax Event because they do not result from an amendment or change described in the applicable definition under the Subordinated Debenture Indenture, or changes in the accounting requirements applicable to the Trust Preferred Securities.

If Subordinated Debentures are distributed to the holders of the Trust Preferred Securities, SEMCO will use its best efforts to have the Subordinated Debentures listed on the New York Stock Exchange or on such other exchange as the Trust Preferred Securities are then listed. After the date for any distribution of Subordinated Debentures upon termination of the Trust, (i) the Trust Preferred Securities and the Trust Guarantee will no longer be deemed to be outstanding,
(ii) the depositary or its nominee, as the record holder of the Trust Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Trust Preferred Securities not held by the depositary or its nominee will be deemed to represent Subordinated Debentures having an aggregate principal amount equal to the aggregate liquidation amount of, with an interest rate identical to the Securities Rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such Trust Preferred Securities, until such certificates are presented to SEMCO or its agent for transfer or reissuance.

There can be no assurance as to the market prices for the Trust Preferred Securities or the Subordinated Debentures that may be distributed in exchange for the Trust Preferred Securities if a termination and liquidation of the Trust were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the Subordinated Debentures that the investor may receive on termination and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities.

REDEMPTION PROCEDURES

In the event that fewer than all of the Trust Securities are to be redeemed, then the aggregate liquidation amount of the Trust Securities to be redeemed shall be allocated 97% to the Trust Preferred Securities and 3% to the Trust Common Securities.

The Trust Preferred Securities redeemed on each redemption date shall be redeemed at the Redemption Price as defined in the Trust Agreement with the proceeds from the contemporaneous redemption of the Subordinated Debentures. The Redemption Price of Trust Preferred Securities shall be deemed payable on each redemption date only to the extent that the Trust has funds legally and immediately available for payment of such Redemption Price.

If the Property Trustee gives a notice of redemption in respect of Trust Preferred Securities (which notice will be irrevocable), then, by 2:00 P.M., New York City time, on the redemption date, subject to the immediately preceding paragraph, the Property Trustee will irrevocably deposit with the securities depositary, so long as the Trust Preferred Securities are in book-entry only form, sufficient funds to pay the applicable Redemption Price. See "Book-Entry Only Issuance -- The Depository Trust Company" below. If the Trust Preferred Securities are not in book-entry only form, the Property Trustee, subject to the immediately preceding paragraph, will irrevocably deposit with the Paying Agent funds sufficient to pay the applicable Redemption Price and will give the Paying Agent irrevocable instructions to pay the Redemption Price to the holders thereof upon surrender of their Trust Preferred Securities certificates. If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, all rights of holders of such Trust Preferred Securities so called for redemption will cease, including rights to distributions of any amount not theretofore paid or accrued, except the right of the holders of such Trust Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Trust Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Trust Preferred Securities is improperly withheld or refused and not paid either by the Trust or by SEMCO pursuant to the Trust Guarantee, distributions on such Trust Preferred Securities will continue to accrue at the then applicable rate, from such redemption date originally established by the Trust for such Trust Preferred Securities to the date such Redemption Price is actually paid. See "--Events of Default" below, "Relationship Among the Trust Preferred Securities, the Subordinated Debentures and the Trust Guarantee" herein and "Description of Trust Guarantee -- Events of Default" in the accompanying Prospectus.

Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), SEMCO or any of its affiliates may, at any time and from time to time, purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

DTC will act as the initial securities depositary for the Trust Preferred Securities. The Trust Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global Trust Preferred Securities certificates will be issued, representing in the aggregate the total number of Trust Preferred Securities, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing company" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing companies and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

Purchases of Trust Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Trust Preferred Securities on DTC's records. The ownership interest of each actual purchaser of Trust Preferred Securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Trust Preferred Securities. Transfers of ownership interests in the Trust Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Trust Preferred Securities, except in the event that use of the book-entry system for the Trust Preferred Securities is discontinued.

DTC has no knowledge of the actual Beneficial Owners of the Trust Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Trust Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices with respect to Trust Preferred Securities registered in book-entry only form shall be sent to Cede & Co. as DTC's nominee. If less than all of the Trust Preferred Securities are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in the Trust Preferred Securities in accordance with its procedures.

Although voting with respect to the Trust Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Trust Preferred Securities. Under its usual procedures, DTC would mail an "Omnibus Proxy" to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Trust Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Distributions, redemption proceeds and other payments in respect of the Trust Preferred Securities will be made to Cede & Co., as the nominee of DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of each such Participant and not of DTC, the Trust, any Trustee or SEMCO, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions, redemption proceeds and other amounts to Cede & Co., as nominee of DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of each of the Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner in a global Trust Preferred Security will not be entitled to receive physical delivery of Trust Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Trust Preferred Securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Trust Preferred Security.

DTC may discontinue providing its services as securities depositary with respect to the Trust Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained within

90 days, Trust Preferred Securities certificates will be printed and delivered to the holders of record. Additionally, SEMCO may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Trust Preferred Securities. In that event, certificates for the Trust Preferred Securities will be printed and delivered to the holders of record.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that SEMCO and the Trust believe to be reliable, but SEMCO and the Trust take no responsibility for the accuracy thereof. The Trust has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

Pursuant to the Trust Agreement, the Trust shall terminate on April 19, 2050 or earlier upon (i) the occurrence of a Bankruptcy Event (as defined in the Trust Agreement) in respect of SEMCO, dissolution or liquidation of SEMCO, or dissolution of the Trust pursuant to a judicial decree; (ii) the delivery of written direction to the Property Trustee by SEMCO, as Depositor, at any time (which direction is optional and wholly within the discretion of SEMCO, as Depositor) to terminate the Trust and distribute the Subordinated Debentures to the holders of the Trust Preferred Securities and the Trust Common Securities in liquidation of the Trust (See "-- Special Event Redemption" above); or (iii) the payment at maturity or redemption of all of the Subordinated Debentures, and the consequent payment of the Trust Common Securities.

If an early termination occurs as described in clause (i) or (ii) above, the Trust shall be liquidated, and the Property Trustee shall distribute to each holder of Trust Preferred Securities and Trust Common Securities, after the satisfaction of liabilities to creditors of the Trust, a like principal amount of Subordinated Debentures, unless in the case of an event described in clause
(i) such distribution is determined by the Administrative Trustees not to be practical, in which event such holders will be entitled to receive, out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors, an amount equal to the aggregate of the liquidation amount of $25 per Trust Security plus accrued and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then subject to the next succeeding sentence, the amounts payable by the Trust on the Trust Securities shall be paid on a pro rata basis. The holder of the Trust Common Securities will be entitled to receive payments upon any such dissolution pro rata with the holders of the Trust Preferred Securities, except that if a Subordinated Indenture Event of Default has occurred and is continuing, the Trust Preferred Securities shall have a preference over the Trust Common Securities.

EVENTS OF DEFAULT

Any one of the following events constitutes an "Event of Default" under the Trust Agreement ("Trust Agreement Event of Default") with respect to the Trust Securities issued thereunder (whatever the reason for such Trust Agreement Event of Default, and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

     (i) the occurrence of an "Event of Default," as defined in the Subordinated Indenture, with respect to the Subordinated Debentures ("Subordinated Indenture Event of Default") (See "Description of Debt
         Securities -- Events of Default, Notice and Waiver" and "Additional Description of Subordinated Debentures to be Issued to Trust -- Subordinated Indenture Additional Events of Default" in the accompanying Prospectus); or

     (ii) default by the Trust in the payment of any Distribution (as defined in the Trust Agreement) when it becomes due and payable, and the continuation of such default for a period of 30 days; or

     (iii) default by the Trust in the payment of any Redemption Price (as defined in the Trust Agreement) of any Trust Preferred Security or Trust Common Security when it becomes due and payable; or

     (iv) default in the performance, or breach, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Trustees by the holders of at least 25% in liquidation amount of the outstanding Trust Preferred Securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

     (v) the occurrence of a Bankruptcy Event (as defined in the Trust Agreement) with respect to the Trust.

Within 90 days after the occurrence of any default under the Trust Agreement known to the Property Trustee, the Property Trustee shall transmit notice of any such default to the holders of Trust Securities, the Administrative Trustees and SEMCO, unless such default shall have been cured or waived. For such purpose, the term "default" means any event which is, or after notice or lapse of time or both would become, a Trust Agreement Event of Default.

If a Subordinated Indenture Event of Default occurs and is continuing, then, pursuant to the Trust Agreement, (i) the holders of Trust Preferred Securities will rely on the enforcement by the Property Trustee of its rights against SEMCO as the holder of the Subordinated Debentures and (ii) the holders of a majority in aggregate liquidation amount of the Trust Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Debentures subject to limited exceptions specified in the Trust Agreement. If the Property Trustee fails to enforce its rights under the Subordinated Debentures, a holder of Trust Preferred Securities may, to the extent permitted by applicable law and as provided in the Trust Agreement, institute a legal proceeding against SEMCO to enforce its rights under the Trust Agreement without first instituting any legal proceeding against the Property Trustee or any other person or entity, including the Trust. Notwithstanding the foregoing, a holder of Trust Preferred Securities may institute a legal proceeding directly against SEMCO, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of such holder on or after the due dates specified in the Subordinated Debentures. See "Relationship Among the Trust Preferred Securities, the Subordinated Debentures and the Trust Guarantee" herein and "Description of Trust Guarantee -- Events of Default" in the accompanying Prospectus.

Unless a Subordinated Indenture Event of Default shall have occurred and be continuing, the Trustees may be removed at any time by act of the holder of the Trust Common Securities. The holders of the Trust Preferred Securities do not have a right to appoint, remove or replace the Administrative Trustees. If a Subordinated Indenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by act of the holders of a majority in liquidation amount of the Trust Preferred Securities, delivered to the appropriate Trustee (in its individual capacity and on behalf of the Trust). No resignation or removal of any Trustee and no appointment of a successor shall be effective until the acceptance of appointment by the successor Trustee in accordance with the requirements of the Trust Agreement.

If a Subordinated Indenture Event of Default has occurred and is continuing, the holders of Trust Preferred Securities shall have a preference over the holders of Trust Common Securities upon dissolution of the Trust as described above. See "-- Liquidation Distribution Upon Dissolution."

VOTING RIGHTS

Except as described in "Amendment of the Trust Agreement" herein, in "Description of Trust Guarantee -- Amendment of Trust Guarantee; Assignment" in the accompanying Prospectus and in the immediately succeeding paragraphs and except as otherwise required by law and the Trust Agreement, the holders of the Trust Preferred Securities will have no voting rights.

So long as any Subordinated Debentures are held by the Property Trustee, the Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Indenture Trustee (as defined herein), or executing any trust or power conferred on the Subordinated Indenture Trustee with respect to the Subordinated Debentures, (ii) consent to waive any past default which is waivable under Section 513 of the Subordinated Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of the Subordinated Debentures shall be due and payable, or (iv) consent to any amendment, modification or termination of the Subordinated Indenture or the Subordinated Debentures, where such consent shall be required, or to any other action, as the holder of the Subordinated Debentures, under the Subordinated Indenture, without, in each case, obtaining the prior approval of the holders of at least 66 2/3% in liquidation amount of the outstanding Trust Preferred Securities; provided, however, that where a consent under the Subordinated Indenture would require the consent of each holder of Subordinated Debentures affected thereby, no such consent shall be given by the Trustees without the prior consent of each holder of Trust Preferred Securities. The

Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities, except pursuant to a subsequent vote of such holders. The Property Trustee shall notify all holders of the Trust Preferred Securities of any notice of default received from the Subordinated Indenture Trustee with respect to the Subordinated Debentures.

If any proposed amendment to the Trust Agreement provides for, or the Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Preferred Securities, whether by way of amendment to the Trust Agreement or otherwise, or (ii) the dissolution, winding-up or termination of the Trust, other than pursuant to the Trust Agreement, then the holders of outstanding Trust Preferred Securities will be entitled to vote as a class on such amendment or proposal, and such amendment or proposal shall not be effective except with the approval of the holders of at least 66 2/3% in liquidation amount of the outstanding Trust Preferred Securities.

Any required approval of holders of Trust Preferred Securities may be given at a separate meeting of holders of Trust Preferred Securities convened for such purpose or pursuant to written consents satisfying the requirements of the Trust Agreement. The Administrative Trustees are required to cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote to be given to each holder of record of Trust Preferred Securities in the manner set forth in the Trust Agreement.

Notwithstanding that holders of Trust Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities that are owned (whether of record or beneficially) by SEMCO, the Administrative Trustees or any affiliate of SEMCO or any Administrative Trustee shall, for purposes of such vote or consent, be treated as if they were not outstanding.

CO-PROPERTY TRUSTEES AND SEPARATE PROPERTY TRUSTEE

At any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the holder of the Trust Common Securities and the Property Trustee shall have power to appoint, and upon the written request of the Property Trustee, SEMCO, as Depositor, shall for such purpose join with the Property Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more persons approved by the Property Trustee either to act as co-property trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case subject to the provisions of the Trust Agreement and with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity, any property, title, right or power deemed necessary or desirable. If SEMCO, as Depositor, does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case a Subordinated Indenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

AMENDMENT OF THE TRUST AGREEMENT

The Trust Agreement may be amended from time to time by SEMCO and the Administrative Trustees without the consent of the holders of the Trust Securities, (i) to cure any ambiguity, correct or supplement any provision therein which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement; provided that the amendment does not adversely affect in any material respect the interests of any holder of Trust Securities, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust will not be classified as other than a grantor trust for United States federal income tax purposes or (iii) to provide the Property Trustee with the authority to execute on behalf of the Administrative Trustees Trust Preferred Securities certificates. Except as provided in the succeeding paragraph, other amendments to the Trust Agreement may be made (i) upon approval of the holders of not less than 66 2/3% in aggregate liquidation amount of the Trust Securities then outstanding and (ii) upon receipt by the Trustees of an opinion of counsel to the effect that such amendment will not affect the Trust's status as a grantor trust or the Trust's exemption from the 1940 Act.

Also, without the consent of the Property Trustee or the Delaware Trustee, no amendment may be made that affects the powers, duties or rights of the Property Trustee or the Delaware Trustee, respectively.

Notwithstanding the foregoing, without the consent of each affected holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any distribution (or any payment upon redemption) on the Trust Securities or otherwise adversely affect the amount of any distribution (or any payment upon redemption) required to be made in respect of the Trust Securities as of a specified date, (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date, (iii) change the purpose of the Trust, (iv) authorize the issuance of any additional beneficial interests in the Trust, or (v) change the consent required to amend the Trust Agreement.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity, except as described below. The Trust may, at the request of SEMCO, with the consent of the Administrative Trustees and, unless an Event of Default shall have occurred or be continuing, without the consent of the holders of the Trust Securities or the Property Trustee or the Delaware Trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any state; provided that (i) such successor entity either (x) expressly assumes all of the obligations of the Trust with respect to the Trust Securities or (y) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) SEMCO expressly appoints a trustee of such successor entity possessing substantially the same powers and duties as the Property Trustee as the holder of the legal title to the Subordinated Debentures, (iii) the Trust Preferred

Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Trust Preferred Securities are then listed, (iv) such consolidation, amalgamation, merger or replacement does not cause the Trust Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such consolidation, amalgamation, merger or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially identical to that of the Trust, (vii) prior to such consolidation, amalgamation, merger or replacement, SEMCO and the Property Trustee have received an opinion of counsel to the effect that (A) such consolidation, amalgamation, merger or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect, and (B) following such consolidation, amalgamation, merger or replacement, neither the Trust nor such successor entity will be required to register as an "investment company" under the 1940 Act, and (viii) SEMCO owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Trust Guarantee. Notwithstanding the foregoing, the Trust may not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Any corporation or other entity into which any of the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which any such Trustee shall be a party, or any corporation or other entity succeeding to all or substantially all the corporate trust business of any such Trustee, shall be the successor of such Trustee under the Trust Agreement; provided that such corporation or other entity is otherwise qualified and eligible.

PAYMENT AND PAYING AGENT

So long as DTC or a successor clearing agency is acting as securities depositary for the Trust Preferred Securities, payments in respect of the Trust Preferred Securities shall be made to DTC, which is expected to credit the relevant accounts at DTC or such successor clearing agency on the applicable Distribution Dates. If the Trust Preferred Securities are not held by DTC or a successor clearing agency, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear in the Security Register (as such term is defined in the Trust Agreement). The Paying Agent shall initially be the Property Trustee. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Administrative Trustees and SEMCO. In such event, the Administrative Trustees shall appoint a successor to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

It is anticipated that the Property Trustee initially, and thereafter it or one of its affiliates, will act as registrar and transfer agent (the "Security Registrar") for the Trust Preferred Securities.

Registration of transfers of Trust Preferred Securities will be effected upon delivery of a transfer instrument in a form satisfactory to the Administrative Trustees without charge by or on behalf of the Trust, but upon payment in respect of any tax or other governmental charges which may be imposed in relation to it.

The Security Registrar will not be required to register or cause to be registered any transfer of Trust Preferred Securities that have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

The Property Trustee, prior to the occurrence of a Trust Agreement Event of Default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby.

Bank One Delaware, Inc. serves as the Delaware Trustee. Bank One Trust Company, National Association serves as the Property Trustee, Subordinated Indenture Trustee and Trust Guarantee Trustee. SEMCO and certain of its affiliates also maintain deposit accounts and banking relationships with Bank One.

GOVERNING LAW

The Trust Agreement and the Trust Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

The Administrative Trustees are authorized and directed to operate the Trust so that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as other than a grantor trust for United States federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of SEMCO for United States federal income tax purposes. In this connection, the Administrative Trustees and SEMCO are authorized to take any action, not inconsistent with applicable law, the Trust's certificate of trust or the Trust Agreement, that the Administrative Trustees and SEMCO determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially and adversely affect the interests of the holders of the Trust Preferred Securities.

                   DESCRIPTION OF THE SUBORDINATED DEBENTURES

Set forth below is a description of the terms of the Subordinated Debentures which are designated as Subordinated Debentures, Series A. This description supplements, and should be read together with, the description of the general terms and provisions of the Subordinated Debentures set forth in the accompanying Prospectus under the captions "Description of the Debt Securities" and "Additional Description of Subordinated Debentures To Be Issued to the Trust". The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Subordinated Indenture (as defined therein) and the Supplemental Indenture creating the Subordinated Debentures. Certain capitalized terms used herein are defined in the Subordinated Indenture.

GENERAL

The Subordinated Debentures will be issued as a series of Debt Securities under the Subordinated Indenture. The Subordinated Debentures will be limited in aggregate principal amount to $41,237,125, such amount being equal to the aggregate liquidation amount of the Trust Securities.

The entire principal amount of the Subordinated Debentures will mature and become due and payable, together with any accrued and unpaid interest thereon (including any Additional Interest (as defined below)), on June 30, 2040. The Subordinated Debentures are not subject to any sinking fund provision.

The interest rate and interest and other payment dates of the Subordinated Debentures will correspond to those applicable to the quarterly distribution on the Trust Preferred Securities, as described herein.

The Subordinated Debentures will rank equal in priority of payment with any other series of Subordinated Debentures issued under the Subordinated Indenture.

OPTIONAL REDEMPTION

The Subordinated Indenture provides that SEMCO will have the right to redeem the Subordinated Debentures, in whole or in part, without premium, from time to time, on or after April 19, 2005, or at any time in whole within 90 days following the occurrence of a Special Event as described under "Description of the Trust Preferred Securities -- Special Event Redemption or Distribution," upon not less than 30 nor more than 60 days' notice, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest (including any Additional Interest) to the Redemption Date. If a partial redemption of the Subordinated Debentures would result in the delisting of the Trust Preferred Securities, SEMCO may redeem the Subordinated Debentures only in whole.

INTEREST

Each Subordinated Debenture will bear interest at the Securities Rate from the Issue Date, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 2000, to the person in whose name such

Subordinated Debenture is registered at the close of business on the fifteenth calendar day prior to such payment date; provided that interest payable at the stated maturity of principal of the Subordinated Debentures or on a Redemption Date will be paid to the person to whom such principal is payable. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

SEMCO will have the right at any time, and from time to time, to defer payments of interest on the Subordinated Debentures by extending the interest payment period for up to 20 consecutive quarters, but not beyond the stated maturity date. Upon the termination of an Extension Period, which termination shall be on an Interest Payment Date, SEMCO shall pay all interest then accrued and unpaid (including any Additional Interest) on the next succeeding Interest Payment Date. Prior to the termination of any Extension Period, SEMCO may further defer payments of interest by extending the interest payment period; provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters. During an Extension Period, SEMCO will have the right to make partial payments of interest on any Interest Payment Date. Upon the termination of any Extension Period and the payment of all amounts then due, SEMCO may select a new Extension Period, subject to the above requirements. SEMCO has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures.

SEMCO shall give the holder or holders of the Subordinated Debentures and the Subordinated Indenture Trustee notice of its selection or extension of an Extension Period at least one Business Day prior to the earlier of (i) the record date relating to the Interest Payment Date on which the Extension Period is to commence or relating to the Interest Payment Date on which an Extension Period that is being extended would otherwise terminate or (ii) the date SEMCO or the Trust is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization of the record date or the date such distributions are payable.

ADDITIONAL INTEREST

"Additional Interest" with respect to the Subordinated Debentures is defined in the Subordinated Indenture as (i) such additional amounts as may be required so that the net amounts received and retained by a holder of Subordinated Debentures (if the holder is the Trust) after paying taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority will not be less than the amounts the holder would have received had not such taxes, duties, assessments, or other governmental charges been imposed; and (ii) such interest as shall accrue on interest due and not paid on an Interest Payment Date, accruing at the Securities Rate from the applicable Interest Payment Date to the date of payment, compounded quarterly, on each Interest Payment Date, to the extent permitted by applicable law.

CERTAIN COVENANTS

SEMCO covenants in the Subordinated Indenture, for the benefit of the holders of Subordinated Debentures, that, (i) if at such time SEMCO shall have given notice of its election to extend an interest payment period for the Subordinated Debentures and such extension shall be continuing or (ii) if at such time a Subordinated Indenture Event of Default shall have occurred and be continuing,
(a) SEMCO shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, and (b) SEMCO shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the Trust Guarantee) issued by SEMCO which rank pari passu with or junior to the Subordinated Debentures. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of SEMCO's capital stock or the exchange or conversion of one class or series of SEMCO's capital stock for another class or series of SEMCO's capital stock, (ii) repurchases, redemptions or other acquisitions of shares of SEMCO's capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase and dividend reinvestment plan, (iii) dividends or distributions in capital stock of SEMCO, or (iv) the purchase of fractional interests in shares of SEMCO's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

The Subordinated Indenture further provides that, for so long as the Trust Securities remain outstanding, SEMCO covenants (i) directly or indirectly to maintain 100% ownership of the Trust Common Securities of the Trust; provided, however, that any permitted successor of SEMCO under the Subordinated Indenture may succeed to SEMCO's ownership of such Trust Common Securities, and (ii) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debentures to the holders of Trust Securities in liquidation of such Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

BOOK-ENTRY AND ISSUANCE

If distributed to holders of Trust Securities in connection with the voluntary or involuntary dissolution, winding-up or liquidation of the Trust, the Subordinated Debentures are expected to be issued in the form of one or more global certificates registered in the name of the securities depositary or its nominee. In such event, the procedures applicable to the transfer and payment of the Subordinated Debentures are expected to be substantially similar to those described with respect to the Trust Preferred Securities in "Description of the Trust Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company."

DENOMINATIONS

The Subordinated Debentures will be issuable in registered form without coupons in denominations of $25 or any integral multiples thereof.

DEFEASANCE

SEMCO may cause itself to be discharged from its obligations (with certain exceptions) with respect to any Subordinated Debentures ("Defeasance"). See "Description of Debt Securities -- Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus.

Under current United States federal income tax laws, Defeasance would be treated as an exchange of the relevant Subordinated Debentures in which holders of such Subordinated Debentures might recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includible in the absence of such Defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a Defeasance, including the applicability and effect of tax laws other than the United States federal income tax laws.

MISCELLANEOUS

SEMCO will have the right at all times to assign any of its rights or obligations under the Subordinated Indenture with respect to the Subordinated Debentures to a direct or indirect wholly-owned subsidiary of SEMCO; provided that, in the event of any such assignment, SEMCO will remain primarily liable for the performance of all such obligations.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the Trust Preferred Securities and constitutes the opinion of Dickinson Wright PLLC, special tax counsel to SEMCO and the Trust, insofar as it relates to matters of law and legal conclusions. This discussion deals only with Trust Preferred Securities held as capital assets within the meaning of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), by US Holders (as defined herein) that are the beneficial owners of the Trust Preferred Securities and that acquire Trust Preferred Securities on their original issue at their original offering price. As used herein, the term "US Holder" means a beneficial owner of a Trust Preferred Security that for United States federal income tax purposes is
(i) a citizen or resident of the United States, (ii) a corporation, partnership, limited liability company or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, and (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust.

This discussion does not include all of the tax consequences that may be important to a US Holder in light of the US Holder's particular circumstances or to US Holders subject to special rules, such as banks, certain financial institutions, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations, dealers in securities or currencies, individual retirement and certain tax deferred accounts, foreign investors and persons who engage in a straddle, hedge or other integrated transaction, relating to a Trust Preferred Security.

This discussion does not include any description of any alternative minimum tax consequences or other collateral tax consequences under United States federal income tax laws, or the tax laws of any state, local or foreign government that may be applicable to a holder of preferred securities. In addition, the following discussion does not address any tax consequences that apply specifically to nonresident aliens or foreign entities. Investors with a special tax situation, including investors subject to alternative minimum tax and Non-United States persons should consult their own tax advisors as to the specific United States federal income tax consequences of the purchase, ownership and disposition of preferred securities.

The authorities on which this discussion is based are subject to various interpretations and the opinions of counsel are not binding on the Internal Revenue Service ("IRS") which could take a contrary position. Moreover, this summary is based on laws, existing and proposed regulations, and applicable judicial and administrative determinations, all of which are subject to change at any time, and any such changes may be retroactively applied in a manner that could adversely affect US Holders. No rulings have been or will be sought from the IRS regarding the transactions described in this prospectus. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed in this discussion. It is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of preferred securities may differ from the treatment described below.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL OR OTHER TAX LAWS.

TREATMENT OF THE TRUST AND TRUST PREFERRED SECURITIES FOR FEDERAL INCOME TAX PURPOSES

Assuming full compliance with the terms of the trust agreement, the Trust will be treated as a "grantor trust" and not as an "association taxable as a corporation" for federal income tax purposes. Thus, for federal income tax purposes, each US Holder will be treated as the beneficial owner of a pro rata undivided interest in the Subordinated Debentures. Consequently, such US Holder will be required to include in income the US Holder's pro rata share of the entire income from the Subordinated Debentures. Each US Holder generally will determine net income or loss with respect to the Trust in accordance with the US Holder's own method of accounting, although income arising from OID, if any, must be taken into account under the accrual method of accounting even if the US Holder otherwise would use the cash receipts and disbursements method. Because income on the Trust Preferred Securities will constitute interest or OID, corporate US Holders will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Trust Preferred Securities.

ORIGINAL ISSUE DISCOUNT

Under applicable income tax regulations, SEMCO believes that the Subordinated Debentures will not be treated as issued with OID. It should be noted that these are complex regulations and that the treatment of securities such as the Trust Preferred Securities has not yet been addressed in any rulings or other interpretations by the IRS. Accordingly, it is possible that the IRS could take a position contrary to the interpretations described herein. Should SEMCO exercise its option to defer payments of interest, the Subordinated Debentures would at that time be treated as issued with OID and all the stated interest payments on the Subordinated Debentures would thereafter be treated as OID for so long as they remained outstanding. As a result, all US Holders would, in effect, be required to accrue interest income even if such US Holders are on a cash method of accounting. Consequently, in the event that the payment of interest is deferred, a US Holder could be required to include OID in income on an economic accrual basis, notwithstanding that SEMCO would not be expected or required to make any interest payments during such period on the Subordinated Debentures.

SALE OF TRUST PREFERRED SECURITIES

Upon the sale, retirement (including redemption) or other taxable disposition of all or part of a Trust Preferred Security, a US Holder thereof will recognize gain or loss equal to the difference between the amount realized on such sale, retirement or other disposition and such US Holder's adjusted tax basis in the Trust Preferred Security or part thereof. If the US Holder disposes of a Trust Preferred Security prior to the occurrence of an Extension Period, any portion of the amount received that is attributable to accrued interest will be treated as interest income to the US Holder and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Trust Preferred Security. Any recognized gain or loss will be capital gain or loss, and such capital gain or loss will be long-term if the holding period for the Trust Preferred Security is more than one year at the time of sale, retirement or other disposition. In the case of individuals, "net capital gain," i.e., the excess of net long-term capital gain over net short-term capital loss is generally subject to a reduced rate of federal income tax of 20% or 10% in the case of taxpayers in the lowest bracket.

A US Holder's adjusted tax basis in a Trust Preferred Security acquired by purchase will generally equal the cost of such Trust Preferred Security to the US Holder, increased by the amount of any related accrued OID included in taxable income by the US Holder and reduced by any prior payments on the Subordinated Debentures. The redemption of only part of a Trust Preferred Security will require an allocation of the US Holder's pro rata share of the adjusted issue price of the related Subordinated Debentures between the portion of the Subordinated Debentures redeemed and the portion retained by the US Holder in order to determine gain or loss.

RECEIPT OF SUBORDINATED DEBENTURES UPON LIQUIDATION OF THE TRUST

As described under "Description of the Trust Preferred Securities -- Distribution of Subordinated Debentures upon Termination of Trust," Subordinated Debentures may be distributed to US Holders in exchange for the Trust Preferred Securities and in liquidation of the Trust. Such a distribution would be treated as a nontaxable event to each US Holder and each US Holder would receive an aggregate tax basis and be treated as having a holding period in the US Holder's Subordinated Debentures equal to the US Holder's aggregate tax basis and holding period in its Trust Preferred Securities. A US Holder's holding period with respect to the Subordinated Debentures so received in liquidation of the Trust would include the period for which the Trust Preferred Securities were held by such US Holder.

If, however, the Trust were to be characterized for United States federal income tax purposes as an association taxable as a corporation at the time of its dissolution, the distribution of the Subordinated Debentures would constitute a taxable event to US Holders of Trust Preferred Securities and a US Holder's holding period in Subordinated Debentures would begin on the date such Subordinated Debentures were received.

INFORMATION REPORTING TO US HOLDERS

Interest paid or OID accrued, if any, on the Trust Preferred Securities will be generally reported to US Holders on Form 1099, which form is expected to be mailed to US Holders of Trust Preferred Securities by January 31 following each calendar year.

BACKUP WITHHOLDING

A US Holder may be subject to "backup withholding" under certain circumstances. Backup withholding applies to a US Holder if the US Holder, among other things,
(i) fails to furnish his social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding (for example, the US Holder's securities broker), (ii) furnishes such payor an incorrect TIN,
(iii) fails to provide such payor with a certified statement, signed under penalties of perjury, that the TIN provided to the payor is correct and that the US Holder is not subject to backup withholding, or (iv) fails to properly report interest and dividends on his tax return. Backup withholding, however, does not apply to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. The backup withholding rate is 31% of "reportable payments," which generally will include distributions of interest and principal payments on the Subordinated Debentures and payment of the proceeds from the disposition of Trust Preferred Securities. Any amount withheld from a US Holder under the backup withholding rules will be allowed as a refund or a credit against such US Holder's United States federal income tax liability, provided the required information is furnished to the IRS.

TAX LAW UNCERTAINTIES AND POSSIBLE TAX LAW CHANGES AFFECTING TRUST PREFERRED SECURITIES

The combined tax effects of the Trust's purchase of debt instruments such as the Subordinated Debentures in conjunction with its issuance of equity interests such as the Trust Securities have not been addressed in any Treasury Regulations or court decision and have not been approved or disapproved by the IRS in any published ruling or notice.

The IRS proposed disallowance in a recent audit of the deduction of the interest expense claimed by a corporation on subordinated debt instruments issued by such corporation and sold to a related trust. Although the IRS agreed to dismissal of the relevant adjustments in that case prior to litigation, it is not precluded from asserting similar adjustments against other taxpayers. A variation of the structure described in this Prospectus involving an intermediate limited life company rather than a trust was accepted by the IRS as creating debt giving rise to deductible interest in Private Letter Ruling 1999-10046. However, taxpayers (other than the taxpayer to whom a Private Letter Ruling is addressed) are not entitled to rely on IRS holdings in Private Letter Rulings.

Legislative proposals have previously been made by the current administration, which if enacted, could have adversely affected the ability of SEMCO to deduct interest paid on the Subordinated Debentures. Although these proposals were not enacted, there can be no assurance that future legislative proposals or legislation will not affect the ability of SEMCO to deduct interest on the Subordinated Debentures or otherwise adversely affect the tax treatment of the transactions described in this prospectus.

Although the IRS agreed to dismissal of the adjustments in the litigation described above, it could assert similar adjustments against other taxpayers. If it were to do so and the issue were litigated to a conclusion in which the IRS's position on this matter was sustained, such a judicial determination could constitute a tax event which could result in an early redemption of the Trust Preferred Securities. Similarly, if legislative proposals of the type described above were to be enacted, a change of this nature could give rise to a tax event, which may permit SEMCO to cause a redemption of the Trust Preferred Securities.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE TO A US HOLDER, DEPENDING UPON A US HOLDER'S PARTICULAR SITUATION, AND THEREFORE EACH US HOLDER SHOULD CONSULT A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF TRUST PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAW.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
              THE SUBORDINATED DEBENTURES AND THE TRUST GUARANTEE

So long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover distributions and payments due on the Trust Securities primarily because (i) the aggregate principal amount of Subordinated Debentures will be equal to the sum of the aggregate liquidation amount of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will correspond to the distribution rate and distribution and other payment dates for the Trust Preferred Securities; (iii) SEMCO will pay for all costs and expenses of the Trust pursuant to the Agreement as to Expenses and Liabilities; and (iv) the Trust Agreement provides that the Trustees shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

Payments of distributions (to the extent funds therefor are legally and immediately available) and other payments due on the Trust Preferred Securities (to the extent funds therefor are legally and immediately available) are guaranteed by SEMCO as and to the extent set forth under "Description of Trust Guarantees" in the accompanying Prospectus. If SEMCO does not make the required payments on the Subordinated Debentures, it is not expected that the Trust will have sufficient funds to make the related distributions on the Trust Preferred Securities. The Trust Guarantee is a guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until the Trust has sufficient funds legally and immediately available for the payment of such distributions.

If a Subordinated Indenture Event of Default occurs and is continuing, then (i) the holders of Trust Preferred Securities will rely on the enforcement by the Property Trustee of its rights against SEMCO as the holder of the Subordinated Debentures and (ii) the holders of a majority in aggregate liquidation amount of the Trust Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Debentures. If the Property Trustee fails to enforce its rights under the Subordinated Debentures, a holder of Trust Preferred Securities may, to the extent permitted by applicable law and as provided in the Trust Agreement, institute a legal proceeding against SEMCO to enforce its rights under the Trust Agreement without first instituting any legal proceeding against the Property Trustee or any other person or entity, including the Trust; provided that no one or more of such holders has any right under the Trust Agreement to affect, disturb or prejudice the rights of any other of such holders or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under the Trust Agreement, except in the manner provided in the Trust Agreement and for the equal and ratable benefit of all such holders. Notwithstanding the foregoing, a holder of Trust Preferred Securities may institute a legal proceeding directly against SEMCO, without first instituting a legal proceeding against, or requesting or directing that action be taken by, the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of such holder on or after the due dates specified in the

Subordinated Debentures. The Trust Agreement also provides a mechanism whereby the holders of Trust Preferred Securities may appoint a substitute Property Trustee if a Subordinated Indenture Event of Default occurs and is continuing.

The Trust Guarantee provides a mechanism whereby the holders of the Trust Preferred Securities may direct the Trust Guarantee Trustee to enforce its rights thereunder. In addition, any holder of Trust Preferred Securities may institute a legal proceeding directly against SEMCO to enforce its rights under the Trust Guarantee without first instituting a legal proceeding against the Trust Guarantee Trustee or any other person or entity.

The Trust Guarantee, the Subordinated Indenture, the Subordinated Debentures, the Trust Agreement and the Agreement as to Expenses and Liabilities, as described above, provide a full and unconditional guarantee, subject to certain subordination provisions, by SEMCO of the payments due on the Trust Preferred Securities.

Upon any voluntary or involuntary dissolution, winding-up or termination of the Trust, unless the Subordinated Debentures are distributed in connection therewith, the holders of Trust Preferred Securities will be entitled to receive, out of assets legally available for distribution to holders, the Liquidation Distribution in cash. See "Description of the Trust Preferred Securities -- Liquidation Distribution Upon Dissolution."

Upon any voluntary or involuntary liquidation or bankruptcy of SEMCO, the Property Trustee, as holder of the Subordinated Debentures, would be a subordinated creditor of SEMCO, subordinated in right of payment to all Senior Debt, but entitled to receive payment in full of principal and interest, before the shareholders of SEMCO receive payments or distributions. Because SEMCO is guarantor under the Trust Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to holders of the Trust Preferred Securities) pursuant to the Agreement as to Expenses and Liabilities, the positions of a holder of Trust Preferred Securities and a holder of Subordinated Debentures relative to other creditors and the shareholders of SEMCO in the event of liquidation or bankruptcy of SEMCO would be substantially the same.

A default or event of default under any Senior Debt would not constitute a default or Event of Default under the Subordinated Indenture with respect to the Subordinated Debentures. However, in the event of a default under, or acceleration of, Senior Debt, the subordination provisions of the Subordinated Debentures provide that no payments may be made in respect of the Subordinated Debentures until such Senior Debt has been paid in full. Failure to make required payments on the Subordinated Debentures would (with the lapse of time, in the case of defaults in the payment of interest) constitute a Subordinated Indenture Event of Default, except that failure to make interest payments on the Subordinated Debentures will not be a Subordinated Indenture Event of Default during an Extension Period; provided, however, that any Extension Period may not exceed 20 consecutive quarters or extend beyond the stated maturity of the Subordinated Debentures.

                                  UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Trust has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom A.G. Edwards & Sons, Inc. and PaineWebber Incorporated, are acting lead managers (the "Representatives"), has severally agreed to purchase the number of Trust Preferred Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Trust Preferred Securities offered hereby if any of the Trust Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                   NUMBER OF
                                                                TRUST PREFERRED
                        UNDERWRITER                               SECURITIES
                        -----------                             ---------------
A.G. Edwards & Sons, Inc....................................         625,500
PaineWebber Incorporated....................................         625,500
Fahnestock & Co. Inc........................................         269,000
NatCity Investments, Inc....................................          80,000
                                                                   ---------
     Total..................................................       1,600,000
                                                                   =========

The Underwriters propose to offer the Trust Preferred Securities, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and, in part, to certain securities dealers at such price less a concession of $.50 per Trust Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.40 per Trust Preferred Security to certain brokers and dealers. After the Trust Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

In view of the fact that the proceeds of the sale of the Trust Preferred Securities will be used to purchase the Subordinated Debentures, the Underwriting Agreement provides that SEMCO will pay as compensation (the "Underwriters' Compensation") for the Underwriters arranging the investment therein of such proceeds, an amount in immediately available funds of $.7875 per Trust Preferred Security (or $1,260,000 in the aggregate) for the accounts of the several Underwriters.

SEMCO and the Trust have agreed, during the period of 45 days from the date of the Underwriting Agreement, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Trust Preferred Securities, any security convertible into or exchangeable into or exercisable for Trust Preferred Securities or the Subordinated Debentures or any debt securities substantially similar to the Subordinated Debentures or equity securities substantially similar to the Trust Preferred Securities (except for the Subordinated Debentures and the Trust Preferred Securities issued pursuant to the Underwriting Agreement), without the prior written consent of the Representatives.

Prior to this offering, there has been no public market for the Trust Preferred Securities. Application has been made to list the Trust Preferred Securities on the New York Stock Exchange. If so approved, trading of the Trust Preferred Securities on the New York Stock Exchange is expected to commence within a 30 day period after the initial delivery of the Trust Preferred Securities. The Representatives have advised SEMCO and the Trust that they intend to make a market in the Trust Preferred Securities prior to the commencement of trading on the New York Stock Exchange. The Representatives will have no obligation to make a market in the Trust Preferred Securities, however, and may cease market making activities, if commenced, at any time.

Prior to this offering, there has been no public market for Trust Preferred Securities. In order to meet one of the requirements for listing the Trust Preferred Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more Trust Preferred Securities to a minimum of 400 beneficial holders.

In order to facilitate the offering of the Trust Preferred Securities, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Trust Preferred Securities. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the securities for their own account. In addition, to cover over-allotments or to stabilize the price of the Trust Preferred Securities, the Underwriters may bid for, and purchase, Trust Preferred Securities in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing Trust Preferred Securities in this offering, if the Underwriters repurchase previously distributed Trust Preferred Securities in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Trust Preferred Securities above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

SEMCO estimates that its expenses in connection with this offering, excluding underwriting discounts and commission, will be approximately $240,000.

Neither SEMCO, the Trust, nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Trust Preferred Securities. In addition, neither SEMCO, the Trust, nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced, will not be discontinued without notice.

SEMCO and the Trust have agreed to indemnify the Underwriters against certain liabilities and, in certain circumstances, contribute to payments the Underwriters may be required to make, including liabilities under the 1933 Act.

Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, SEMCO and its affiliates in the ordinary course of business. In addition, NatCity Investments, Inc. is an affiliate of National City Bank (Cleveland, Ohio) through their parent holding company, National City Corp. SEMCO is indebted to National City Bank in the amount of $17.5 million as part of the $290 million short term unsecured bridge loan which the net proceeds from the sale of the Trust Preferred Securities (and the subsequent purchase of the Subordinated Debentures from SEMCO) will be used to partially repay. See "Use of Proceeds."

                                 LEGAL OPINIONS

Certain matters of Delaware law relating to the validity of the Trust Preferred Securities will be passed upon on behalf of SEMCO and the Trust by Richards, Layton & Finger, Wilmington, Delaware, special Delaware counsel to SEMCO and the Trust. The validity of the Subordinated Debentures, the Trust Guarantee and certain matters relating thereto, as well as certain matters relating to United States federal income tax considerations, will be passed upon on behalf of SEMCO by Dickinson Wright PLLC, Detroit, Michigan. Certain matters will be passed upon for the Underwriters by Dewey Ballantine LLP, New York, New York.

                                    GLOSSARY

1933 Act.............................    The Securities Act of 1933, as amended.
1934 Act.............................    The Securities Exchange Act of 1934, as amended.
1940 Act.............................    The Investment Company Act of 1940, as amended.
Additional Interest..................    Amounts payable by SEMCO as defined under
                                         "Description of the Subordinated Debentures --
                                         Additional Interest."
Administrative Trustees..............    The officers of SEMCO named to act as Trustees,
                                         initially
Agreement as to Expenses and
  Liabilities........................    The agreement between SEMCO and the Trust
                                         pursuant to which SEMCO has agreed to pay all
                                         indebtedness, expenses or liabilities of the
                                         Trust, other than the Trust's obligations to pay
                                         to the holders of the Trust Preferred Securities
                                         the amounts due such holders pursuant to the
                                         terms thereof.
Code.................................    The Internal Revenue Code of 1986, as amended.
Company..............................    SEMCO Energy, Inc.
Delaware Trustee.....................    Bank One Delaware, Inc.
DTC..................................    The Depository Trust Company, a clearing company
                                         that initially will hold (through its agents) a
                                         global certificate or certificates evidencing the
                                         Trust Preferred Securities.
Distribution Dates...................    March 31, June 30, September 30 and December 31
                                         of each year.
Extension Period.....................    Any period during which interest is not paid on
                                         the Subordinated Debentures (and, consequently,
                                         on the Trust Preferred Securities) at the
                                         election of SEMCO to the extent permitted under
                                         the terms of the Subordinated Debentures.
Issue Date...........................    The date on which the Subordinated Debentures and
                                         Trust Preferred Securities are issued.
Investment Company
  Act Event..........................    An event of the type described in "Description of
                                         the Trust Preferred Securities -- Special Event
                                         Redemption or Distribution."
Property Trustee.....................    A trustee under the Trust Agreement designated to
                                         hold the trust property; initially Bank One Trust
                                         Company, National Association.
Record Date..........................    The close of business on the 15th calendar day
                                         prior to a Distribution Date.
Redemption Price.....................    The liquidation amount of $25 per Trust Preferred
                                         Security, plus accrued and unpaid distributions
                                         thereon (including any interest thereon) to the
                                         date of payment.

Securities Rate.....................  The per annum interest rate expressed as a percentage of the liquidation amount of $25 per Trust Preferred Security as set forth on the cover page of this Prospectus Supplement.
Senior Debt.........................  Senior Indebtedness of SEMCO described under "Description of
                                      Debt Securities -- Subordination" in the accompanying
                                      Prospectus.
Special Event.......................  A Tax Event or an Investment Company Act Event.
Subordinated Debentures.............  The junior subordinated deferrable-interest debentures of SEMCO designated as 10 1/4% Subordinated Debentures due June 30, 2040
Subordinated Indenture
  Trustee...........................  The trustee under the Subordinated Indenture initially, Bank
                                      One Trust Company, National Association
Subordinated Indenture..............  The indenture pursuant to which SEMCO's Subordinated Debentures will be issued.
Subordinated Debenture Indenture
  Event of Default..................  As described, with respect to the Subordinated Debentures, under "Description of Debt Securities -- Events of Default" and
                                      "Additional Description of Subordinated Debentures To Be Issued
                                      to Trust -- Subordinated Indenture Additional Events of
                                      Default" in the accompanying Prospectus.
Tax Event...........................  An event of the type described in "Description of the Trust
                                      Preferred Securities -- Special Event Redemption or
                                      Distribution."
Trust...............................  SEMCO Capital Trust I, a Delaware business trust that will issue the Trust Securities.
Trust Agreement.....................  The agreement pursuant to which the Trust is organized, as it may be amended and restated from time to time.
Trust Agreement Event of Default....  As described under "Description of the Trust Preferred
                                      Securities -- Events of Default."
Trust Common Securities.............  The trust securities being sold to SEMCO.
Trustees............................  The Property Trustee, Administrative Trustees and Delaware
                                      Trustee.
Trust Guarantee.....................  The guarantee by SEMCO of the payments by the Trust on the
                                      Trust Preferred Securities from funds legally and immediately available in the Trust.
Trust Guarantee Payments............  Payments required to be made pursuant to the Trust Guarantee as described in "Description of the Trust Guarantee -- General" in
                                      the accompanying Prospectus.
Trust Guarantee Trustee.............  The trustee under the Trust Guarantee; initially, Bank One
                                      Trust Company, National Association.
Trust Indenture Act.................  The Trust Indenture Act of 1939, as amended.

Trust Preferred Securities...........    The trust securities being offered to investors
                                         pursuant to this Prospectus Supplement and the
                                         accompanying Prospectus.
Trust Securities.....................    The Trust Preferred Securities and the Trust
                                         Common Securities.

PROSPECTUS

                               SEMCO ENERGY, INC.
                             SEMCO CAPITAL TRUST I
                             SEMCO CAPITAL TRUST II
                            SEMCO CAPITAL TRUST III

                             ---------------------

     The following are types of securities that we may, from time to time, offer and sell under this prospectus:

     - Debt securities

     - Preferred Stock

     - Common Stock

     - Stock purchase contracts

     - Stock purchase units

     In addition, we, in conjunction with our trusts, may, from time to time, offer and sell:

     - Trust preferred securities and related guarantees

     We may offer these securities separately or as units which may include other securities. We will describe in a prospectus supplement, which must accompany this prospectus, the type and amount of securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

     - Maturity

     - Interest or dividend rate

     - Sinking fund terms

     - Currency of payments

     - Redemption terms

     - Listing on a securities exchange

     - Amount payable at maturity

     - Ranking

     Our shares of Common Stock are traded on the New York Stock Exchange under the symbol SEN.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

     March 27, 2000

                               TABLE OF CONTENTS

Where You Can Find More Information.........................     2
Incorporation of Certain Documents by Reference.............     3
Cautionary Statement Regarding Forward-Looking
  Information...............................................     3
SEMCO Energy................................................     5
The Trusts..................................................    10
Use of Proceeds.............................................    11
Accounting Treatment Relating to Trust Securities...........    12
Consolidated Ratios of Earnings to Fixed Charges............    12
Description of Capital Stock................................    13
Description of Debt Securities..............................    16
Description of Trust Preferred Securities...................    29
Description of Trust Guarantees.............................    31
The Agreement as to Expenses and Liabilities................    33
Additional Description of Subordinated Debentures to be
  Issued to Trust...........................................    33
Effect of Obligations Under Subordinated Debentures and
  Trust Preferred Securities Guarantees.....................    38
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    39
Plan of Distribution........................................    39
Legal Matters...............................................    40
Experts.....................................................    41

                      WHERE YOU CAN FIND MORE INFORMATION

     SEMCO files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following locations of the Commission:

Judiciary Plaza, Room 10024    Seven World Trade Center        Citicorp Center
450 Fifth Street, N.W.         Suite 1300                      500 West Madison St., Ste.
Washington, D.C. 20549         New York, New York 10048        1400
                                                               Chicago, Illinois 60661

     You can also obtain copies of this information by mail from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 10024, Washington D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330.

     The Commission also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like SEMCO, who file electronically with the Commission. The address of that site is http://www.sec.gov.

     We and our trusts have filed jointly with the Commission a registration statement on Form S-3 that registers the securities we or they are offering. The registration statement, including the attached exhibits, contains additional relevant information about SEMCO, the trusts and the securities offered. The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

     This prospectus includes by reference the documents listed below that we have previously filed with the Commission and that are not included in or delivered with this document. They contain important information about us and our financial condition.

FILING                                                             PERIOD
------                                                             ------
Annual Report on Form 10-K...................   Year ended December 31, 1999
Current Report on Form 8-K...................   Filed March 20, 2000

     We incorporate by reference additional documents that we may subsequently file with the Commission prior to termination of any offering of securities made by this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. The information in this prospectus, in documents incorporated into this prospectus, and in prospectus supplements may be changed or superceded by information given at a later date in these documents.

     You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                              Edric R. Mason, Jr.
                         Director of Investor Relations
                               SEMCO Energy, Inc.
                                405 Water Street
                           Port Huron, Michigan 48060
                                 (810) 989-4104

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this nature, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus, unless the information specifically indicates that another date applies.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections. Statements that are not historical facts, including statements about our outlook, beliefs, plans, goals and expectations are forward-looking statements. These statements are subject to potential risks and uncertainties and, therefore, actual results may differ materially. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Factors that may impact forward-looking statements include, but are not limited to, the following: (i) the effects of weather and other natural phenomena; (ii) the economic climate and growth in the geographical areas where we do business; (iii) the capital intensive nature of our business;
(iv) increased competition within the energy industry as well as from alternative forms of energy; (v) the timing and extent of changes in commodity prices for natural gas and propane; (vi) the effects of changes in governmental and regulatory policies, including income taxes, environmental compliance and authorized rates; (vii) our ability to bid on and win construction, engineering and quality assurance contracts; (viii) the impact of energy prices on the amount of projects and business available to the engineering business; (ix) the nature, availability and projected profitability of potential investments available to us; (x) our ability to accomplish our financing objectives in a timely and cost-effective manner, in light of changing conditions in the capital markets, and, in particular, our ability to refinance, in a timely and cost-effective manner, the $290,000,000 short-term bridge loan obtained to finance the acquisition of ENSTAR Natural Gas Company and Alaska Pipeline Company, and (xi) our ability to operate and integrate acquired businesses in accordance with our plans.

                                  SEMCO ENERGY

     SEMCO is a diversified energy services and infrastructure holding company headquartered in southeastern Michigan. It was founded in 1950 as Southeastern Michigan Gas Company. SEMCO and its subsidiaries operate four business segments:
(1) gas distribution; (2) construction services; (3) engineering services; and
(4) propane, pipelines and storage. The latter three segments are sometimes referred to together as the "diversified businesses". SEMCO sold the subsidiary comprising its energy marketing business effective March 31, 1999. In addition, several business acquisitions were made during 1999. These acquisitions are discussed in the following business segment sections. SEMCO had approximately 1,632 employees at December 31, 1999.

GAS DISTRIBUTION

     SEMCO's gas distribution business segment operates in Michigan and Alaska. The Alaska-based operation, which consists of ENSTAR Natural Gas Company and Alaska Pipeline Company (together known as "ENSTAR"), was acquired on November 1, 1999 for approximately $290,000,000. The acquisition of ENSTAR was accounted for as a purchase and, therefore, the consolidated financial statements and the table below include the results of ENSTAR's operations since November 1, 1999. The success of the ENSTAR acquisition is, in part, dependent on the synergies obtained in combining ENSTAR with our other gas distribution operations, our ability to operate ENSTAR in accordance with our plans and our ability to accomplish the permanent financing related to the ENSTAR acquisition in a timely and cost-effective manner in light of changing conditions in the capital markets.

     The Michigan gas distribution operation and ENSTAR are referred to together as the "Gas Distribution Business". The Michigan gas distribution operation and ENSTAR Natural Gas Company operate as divisions of SEMCO. SEMCO Energy Gas Company, which had conducted the Michigan gas distribution operation, was merged into SEMCO on December 31, 1999. Alaska Pipeline Company operates as a subsidiary of SEMCO.

     The Gas Distribution Business distributes and transports natural gas to residential, commercial and industrial customers and is our largest business segment. Set forth in the table below is gas sales and transportation information for the past three years:

                                                                    YEARS ENDED DECEMBER 31,
                                                                --------------------------------
                                                                1999(B)       1998        1997
                                                                -------       ----        ----
GAS SALES REVENUE (IN THOUSANDS):
  Residential...............................................    $137,407    $118,220    $139,538
  Commercial................................................      38,451      42,041      66,577
  Industrial................................................       6,763       6,439      12,065
                                                                --------    --------    --------
       Total gas sales revenue(a)...........................    $182,621    $166,700    $218,180
                                                                ========    ========    ========
GAS TRANSPORTATION REVENUE (IN THOUSANDS)...................    $ 22,369    $ 14,832    $ 13,243
                                                                ========    ========    ========
VOLUMES OF GAS SOLD (MMCF):
  Residential...............................................      28,583      21,946      25,968
  Commercial................................................       8,882       8,840      13,483
  Industrial................................................       1,780       1,461       2,534
                                                                --------    --------    --------
       Total volumes of gas sold(a).........................      39,245      32,247      41,985
VOLUMES OF GAS TRANSPORTED (MMCF)...........................      32,417      23,791      21,373
                                                                --------    --------    --------
TOTAL VOLUMES DELIVERED(A)..................................      71,662      56,038      63,358
                                                                ========    ========    ========

---------------
(a) Does not include the sale of excess inventory gas to a third party in 1999.

(b) 1999 results include two months of activity from ENSTAR.

     GAS SALES. Gas sales revenue is generated primarily through the sale and delivery of natural gas to residential and commercial customers. These customers use natural gas mainly for space heating purposes. Consequently, weather has a significant impact on sales. Given the impact of weather on this business segment, most of its gas sales revenue is earned in the first and fourth quarters of the calendar year. Revenues from gas sales accounted for 50%, 26% and 28% of consolidated operating revenues in 1999, 1998 and 1997, respectively. If operating revenues from our energy marketing business, which was sold effective March 31, 1999, are excluded, gas sales by the Gas Distribution Business would have accounted for 66%, 68% and 88% of consolidated operating revenues for those three years.

     Competition in the gas sales market arises from alternative energy sources such as electricity, propane and oil. However, this competition is inhibited because of the time, inconvenience and investment for residential and commercial customers to convert to an alternate energy source when the price of natural gas fluctuates.

     An aggregation tariff, which was effective April 1, 1998, provides all Michigan commercial and industrial customers the opportunity to purchase their gas from a third-party supplier, while allowing the Gas Distribution Business to continue charging the existing distribution fees and customer fees plus a gas load balancing fee.

     TRANSPORTATION. The Gas Distribution Business provides transportation services to our large-volume commercial and industrial customers. This service offers those customers the option of purchasing natural gas directly from producers or marketing companies while utilizing the Gas Distribution Business' distribution network to transport the gas to their facilities.

     Alaska Pipeline Company ("APC") owns and operates the only natural gas transmission lines in its service area that are operated for utility purposes. APC's transmission system delivers natural gas from producing fields in south central Alaska to ENSTAR's Anchorage-based gas distribution system. APC's only customer is ENSTAR Natural Gas Company.

     The market price of alternate energy sources such as coal, electricity, oil and steam is the primary competitive factor affecting the demand for transportation. Certain large industrial customers have some ability to convert to another form of energy if the price of natural gas increases significantly. Partially offsetting the impact of price sensitivity has been the use of natural gas as an industrial fuel because of clean air legislation and the resultant pressures on industry and electric utilities to reduce emissions from their plants.

     As is the case with many gas distribution utilities, there has been downward pressure on transportation rates due to the potential risk for industrial customers and electric generating plants located in close proximity to interstate natural gas pipelines to bypass SEMCO and connect directly to such pipelines. However, management is currently unaware of any significant bypass efforts by our customers. SEMCO has and would continue to address any such efforts by offering special services and contractual arrangements designed to retain these customers on SEMCO's system. Customers in ENSTAR's service territory are currently precluded from bypassing ENSTAR's transportation and distribution system due to the limited availability of gas transmission systems and the large distances between producing fields and the locations of current customers.

     CUSTOMER BASE. At December 31, 1999, the Michigan gas distribution operation had approximately 255,000 customers. The largest concentration of customers, approximately 100,000, is located in southeastern Michigan. The remaining Michigan customers are located in and around the following communities: Battle Creek, Albion, Holland, Three Rivers, Niles, Marquette and Houghton. The Michigan customer base is diverse and includes residential, commercial and industrial customers. The largest customers include power plants, food production facilities, paper processing plants, furniture manufacturers and others in a variety of other industries. The average number of customers in Michigan has increased by an average of approximately 3% annually during the past three years. By contrast, the customer growth rate for the U.S. gas distribution industry has averaged approximately 1% annually during the past three years.

     At December 31, 1999, ENSTAR had approximately 102,000 customers in and around the Anchorage, Alaska area including the communities of Big Lake, Bird Creek, Butte, Chugiak, Eagle River, Eklutna, Girdwood, Houston, Indian, Kenai, Knik, Nikiski, Palmer, Peters Creek, Portage, Sterling, Soldotna, Wasilla and Whittier. ENSTAR is the sole distributor of natural gas to the greater Anchorage metropolitan area, and its service area encompasses approximately 50% of the population of Alaska. ENSTAR has two types of customers: gas sales and transportation. Gas sales customers are primarily residential and commercial. ENSTAR provides transportation service to power plant sites, a liquefied natural gas plant, an ammonia plant, and hundreds of commercial locations on behalf of gas producers and gas marketers. The average number of customers at ENSTAR has increased by an average of approximately 3% annually during the past three years.

     GAS SUPPLY. The Gas Distribution Business has agreements with TransCanada Gas Services, Inc. ("TransCanada"), under which TransCanada provides SEMCO's natural gas requirements and manages its natural gas supply and the supply aspects of transportation and storage operations in Michigan for the three year period that began April 1, 1999. The Gas Distribution Business owns underground storage facilities in Michigan with a working capacity of 5.0 billion cubic feet ("Bcf"). In addition, it leases 6.5 Bcf of storage from Eaton Rapids Gas Storage System and 4.5 Bcf from non-affiliates in Michigan. The owned and leased storage capacity equals 35% to 40% of SEMCO's average annual gas sales volumes in Michigan. SEMCO Gas Storage Company (an affiliated company) is a 50% owner of Eaton Rapids Gas Storage System.

     ENSTAR has a gas purchase contract (the "Marathon Contract") with Marathon Oil Company ("Marathon") that has been approved by the Regulatory Commission of Alaska ("RCA") and is a "requirements" contract with no specified daily deliverability or annual take-or-pay quantities. Marathon has agreed to deliver all of ENSTAR's gas requirements in excess of those provided for in other gas supply contracts in existence as of May 1, 1988, subject to certain exceptions, until the commitment has been exhausted. However, ENSTAR's purchase obligations and Marathon's delivery obligations are set at specified annual amounts after 2001. The contract has a base price and is subject to an annual adjustment based on changes in the price of certain traded oil futures contracts plus reimbursement for any severance taxes and other charges.

     ENSTAR also has an RCA-approved gas purchase contract with the Municipality of Anchorage, Chevron U.S.A., Inc. and ARCO Alaska, Inc. (the "Beluga Contract") which provides for the delivery of up to approximately 220 Bcf of gas through the year 2009. The pricing mechanism in the Beluga Contract is similar to that contained in the Marathon Contract.

     Based on gas purchases during the twelve months ended December 31, 1999, which are not necessarily indicative of the volume of future purchases, gas reserves committed to ENSTAR under the Marathon and Beluga Contracts are sufficient to supply all of ENSTAR's expected gas supply requirements through the year 2001. After that time supplies will still be available under the Marathon and Beluga Contracts in accordance with their terms, but at least a portion of ENSTAR's requirements are expected to be satisfied outside the terms of these contracts, as currently in effect.

     The Michigan-based gas distribution operation is served by four major interstate pipelines: (1) Panhandle Eastern Pipe Line Company; (2) Northern Natural Gas Company; (3) Great Lakes Gas Transmission Company and (4) ANR Pipeline Company. Currently, ENSTAR's supply source, primarily though the Marathon and Beluga Contracts, is confined to the Cook Inlet area with no direct access to other natural gas pipelines. However, the Cook Inlet area is home to major gas producing fields, with proven and producing reserves of approximately
2.6 trillion cubic feet ("Tcf"). An additional 2.3 Tcf of undiscovered gas in the Cook Inlet area has been estimated by the United States Geological Survey and Minerals Management Service.

     RATES AND REGULATION. The rates of gas distribution customers located in the City of Battle Creek, Michigan and surrounding communities are subject to the jurisdiction of the City Commission of Battle Creek. The Michigan Public Service Commission ("MPSC") authorizes the rates charged to all of the remaining Michigan customers. ENSTAR is subject to regulation by the RCA which has jurisdiction over, among other things, rates, accounting procedures, and standards of service. The RCA order approving our acquisition of ENSTAR provides that ENSTAR's existing rates remain in effect on an interim basis and requires SEMCO to file revenue requirement and cost of service information by July 1, 2000.

     Our management periodically reviews the adequacy of the Gas Distribution Business' rates and files requests for rate increases whenever it is deemed necessary and appropriate. However, a recent rate case includes provisions limiting our ability to request a rate increase in Michigan during the three year period that began April 1, 1999.

     ENVIRONMENTAL MATTERS. The Gas Distribution Business currently owns seven Michigan sites which formerly housed manufactured gas plants. In the earlier part of the 20th century, gas was manufactured from processes using coal, coke or oil. By-products of this process have left some contamination at these sites. The Gas Distribution Business has submitted plans to the appropriate regulatory authority in the State of Michigan to close one site and begin work at another site.

DIVERSIFIED BUSINESSES

     SEMCO's diversified businesses have grown during the past three years primarily through acquisitions. The following table shows operating revenues for each of the diversified businesses, including intercompany revenues, for 1997 through 1999:

                                                                  YEARS ENDED DECEMBER 31,
                                                                -----------------------------
                                                                 1999       1998       1997
                                                                 ----       ----       ----
                                                                       (IN THOUSANDS)
Operating Revenues
  Construction Services.....................................    $58,272    $25,904    $13,207
  Engineering Services......................................     17,486     41,366      5,660
  Propane, Pipelines and Storage............................      6,284      4,852      3,027

     The amounts in the above table include intercompany transactions.

CONSTRUCTION SERVICES

     Our construction services segment operates in the mid-western and southeastern areas of the United States and has offices in Michigan, Tennessee, Kansas, Iowa, Georgia, and Texas as of December 31, 1999. Its primary service is underground pipeline installation and replacement for the natural gas distribution industry. During 1999, SEMCO made four business acquisitions that not only expanded the geographic reach of our construction services business but also expanded underground construction service offerings in new industries such as telecommunications and water supply. As of December 31, 1999, the construction services business was comprised of six companies that were all acquired during the past three years: (1) Sub-Surface Construction Co.; (2) King Energy & Construction Co.; (3) K&B Construction, Inc.; (4) Iowa Pipeline Associates, Inc.; (5) Flint Construction Co.; and (6) Long's Underground Technologies, Inc. On December 31, 1999, King Energy & Construction Co. was merged into Flint Construction Co.

     Our construction services segment had operating revenues, excluding intercompany transactions, of $49,965,000, $16,621,000, and $7,484,000 in 1999,
1998 and 1997, respectively. These operating revenues accounted for 17%, 7% and 3% of consolidated operating revenues, excluding energy marketing operating revenues, during those years.

     The natural gas construction services industry is comprised of a highly fragmented group of companies focused primarily on regional or local markets. We estimate that the top six construction companies in the United States have less than 10% of the market and that approximately 30% of the market represents work done by utility companies' in-house construction operations with the remainder of the market being served by a large number of small and medium-size companies.

     The construction services business is seasonal in nature. Most of this segment's annual profits are made during the summer and fall months. The construction services segment generally incurs losses during the winter months when underground construction is inhibited.

ENGINEERING SERVICES

     Our engineering services business segment is comprised of two companies, Maverick Pipeline Services, Inc. ("Maverick") and Oilfield Materials Consultants, Inc. ("OMC"). Maverick was acquired in December 1997 and OMC was acquired in November 1998. Maverick purchased the assets and certain liabilities of Drafting Services, Inc. in September 1999 and Pinpoint Locators, Inc. in October 1999. These two businesses are being operated as divisions of Maverick. Engineering services has offices in New Jersey, Michigan, Louisiana and Texas and provides a variety of energy related engineering and quality assurance services in several states.

     Our engineering services business had operating revenues, excluding intercompany transactions, of $14,841,000, $40,937,000, and $5,660,000 in 1999,
1998 and 1997, respectively. These operating revenues accounted for 5%, 17% and 2% of consolidated operating revenues, excluding energy marketing operating revenues, during those years.

     The engineering services business serves the natural gas distribution and transmission, oil products, exploration/production and telecommunication industries. The primary services provided include engineering design, distribution system design, construction project management, field surveys, global positioning surveys, inspection, testing, pipeline-mill quality assurance and full turn-key service. The engineering services segment competes with regional, national and international firms as well as in-house engineering and field service departments.

     There has been a reduction in oil and gas production and related activities due to the downturn in oil prices in late 1998 and early 1999. There has also been a reduction or deferral of new engineering projects for the gas distribution industry due to the cash flow impact on the industry of the warm weather during the past two years. As a result, our engineering services business has experienced a reduction in the level of available projects. Management believes that the level of available projects will increase as gas distribution companies start releasing new engineering projects and as pipeline construction and inspection projects become available as a result of the recovery in oil prices in late 1999.

PROPANE, PIPELINES AND STORAGE

     SEMCO's pipelines and storage operations consist of several pipelines and a gas storage facility. SEMCO has partial ownership interests or equity interests in certain of these operations. The pipelines and storage operations are all located in Michigan. In March 1998, we entered the propane distribution business with the acquisition of Hotflame Gas, Inc. and Hotflame Transport Co., Inc. (together known as "Hotflame"). Hotflame supplies approximately 5 million gallons of propane annually to retail customers in Michigan's upper peninsula and northeast Wisconsin. Because propane is used principally for heating, most of the operating income for the propane business is generated in the first and fourth quarters of the calendar year.

     The retail propane industry is highly fragmented with the largest firm in the industry serving less than 10% of the national market and the vast majority of propane companies individually having less than one percent market share. Propane is transported easily in pressurized containers and is generally the fuel used in rural areas where natural gas pipelines and distribution systems do not exist or are uneconomical to build. SEMCO purchases the majority of its propane from BP Amoco PLC. The propane operation competes with other energy sources such as natural gas, fuel oil, electricity and other regional propane providers. The basis of the competition is generally price and service. The propane business has become increasingly competitive and less profitable, which necessitates large-scale operations to be successful in the long term. We will continue to assess regional growth opportunities and the strategic fit of the propane business over the coming year.

BUSINESS STRATEGY

     SEMCO's business strategy is to expand significantly both its gas distribution and diversified businesses through normal market growth and acquisitions that meet pre-determined financial criteria and provide incremental revenue, cost synergies, additional business opportunities and ultimately higher shareholder value. Management has experience in operating non-contiguous gas distribution properties based on operating its Michigan properties. As such, we will continue to evaluate acquisition opportunities throughout the United States. With respect to the diversified business segments, SEMCO's vision is to become one of the largest engineering and construction companies in the United States in the pipeline/underground infrastructure business. The key to SEMCO's business strategy is the acquisition of a number of companies which provide engineering and construction services to companies in the natural gas, telecommunications, water and electric industries. The Company desires to consolidate these acquisitions to achieve the synergies and lower administrative and financing costs usually present in a large firm, while maintaining the entrepreneurial spirit of a small company. A cornerstone of SEMCO's strategy is to build complementary businesses capable of providing a large menu of engineering and construction services in the pipeline/underground infrastructure industry which can be packaged in full turnkey services for higher profit potential. Other major benefits of SEMCO's consolidation strategy is the development of greater depth and overall strength of management, more sophisticated systems, enhanced purchasing capabilities, and better utilization of equipment and resources. We anticipate that this group of diversified businesses could contribute an increasing share of SEMCO's consolidated net income. In addition to this increased contribution, such engineering and construction businesses provide a counter-seasonal earnings pattern to our traditional gas distribution business. These engineering and construction businesses tend to have higher earnings in the spring through fall months. The gas distribution business has higher earnings in the late fall and winter that is associated with colder weather.

                                   THE TRUSTS

     We created three Delaware business trusts pursuant to three trust agreements executed by us as sponsor for each trust, appointed trustees for each trust and filed a certificate of trust for each trust with the Delaware Secretary of State. The trusts are named SEMCO Capital Trust I, SEMCO Capital Trust II and SEMCO Capital Trust III, which we refer to herein as, collectively, the "trusts" and, individually, each a "trust." The amended and restated trust agreement for each trust, (as so amended and restated, the "trust agreement") which is filed as an exhibit to the registration statement of which this prospectus forms a part, states the terms and conditions for each trust to issue and sell its trust preferred securities and trust common securities, which we refer to herein, together with the trust preferred securities, as the trust securities.

     Each trust will exist solely to:

     - issue and sell its trust securities;

     - use the proceeds from the sale of its trust securities to purchase and hold a series of our debt securities;

     - maintain its status as a grantor trust for federal income tax purposes;
       and

     - engage in other activities that are necessary or incidental to these purposes.

     We will purchase all of the trust common securities of each trust. The trust common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The trust common securities will have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. However, if we default on the subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the trust common securities will be subordinate to the trust preferred securities in priority of payment.

     We will guarantee the trust preferred securities as described later in this prospectus.

     The trust's business and affairs will be conducted by the trustees (the "Trustees") appointed by us, as holder of the trust common securities. The duties and obligations of the trustees will be governed by the trust agreement. Pursuant to each trust agreement, the number of trustees will initially be four. Two of the trustees (the "Administrative Trustees") will be persons who are our employees or officers of or affiliated with us. The third Trustee will be a corporation which maintains a principal place of business in the State of Delaware that will serve for the sole purpose of complying with certain Delaware laws (the "Delaware Trustee"). The fourth trustee will be a financial institution unaffiliated with us which will serve as property trustee under each trust agreement and as indenture trustee for purposes of the Trust Indenture Act (the "Property Trustee"). Bank One Delaware, Inc. will act as the Delaware Trustee and Bank One Trust Company, National Association as the Property Trustee, in each case until removed or replaced by the holder of the trust common securities. The Property Trustee will also act as indenture trustee under the indenture and guarantee trustee under the Trust Guarantee (the "Guarantee Trustee"). See "Description of the Trust Guarantee." We, as the holder of all the trust common securities, will have the right to appoint, remove or replace any trustee and to increase the number of trustees, provided that the number of trustees will be at least three, two of which will be the Administrative Trustees.

     The Property Trustee will hold title to the subordinated debt securities for the benefit of the holders of the trust securities, and will have the power to exercise all rights, powers and privileges as the holder of the subordinated debt securities under the indenture pursuant to which the subordinated debt securities are issued. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the subordinated debt securities for the benefit of the holders of the trust securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the property account. The Guarantee Trustee will hold the guarantee by us of the trust securities for the benefit of the holders of the trust preferred securities.

     In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, another trustee of each trust, the Delaware trustee, will either be a natural person who is a resident of the State of Delaware or an entity which has its principal place of business or resides in the State of Delaware. We have appointed Bank One Delaware, Inc., as Delaware trustee. We will pay all fees and expenses related to each trust and each offering of the related trust preferred securities and will pay all ongoing costs and expenses of each trust, except such trust's obligations under the related trust securities.

     The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in each trust's trust agreement and the Delaware Business Trust Act, as amended, and the Trust Indenture Act. The principal place of business of the trusts is c/o SEMCO Energy, Inc., 405 Water Street, Port Huron, Michigan 48060, and their telephone number is 810-987-2200.

                                USE OF PROCEEDS

     Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities will be used to finance acquisitions, repay our short-term borrowings and for other general corporate purposes. Prior to such uses, the net proceeds from the sale of securities may be invested in certificates of deposit or other highly liquid investments with short-term maturities. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement. A significant portion of the net proceeds from the sale of these securities are expected to be used to refinance a $290,000,000 short-term, unsecured bridge loan facility that was used to acquire the assets and some of the liabilities of ENSTAR Natural Gas Company and the outstanding stock of Alaska Pipeline Company. This bridge loan facility matures on October 30, 2000. We currently plan to retire the bridge loan by publicly issuing a combination of medium-term notes, trust preferred securities and common stock, however, our ability to secure permanent financing for this amount on a timely basis or on commercially reasonable terms depends to an extent on factors beyond our control such as the state of the financial markets and general economic conditions.

               ACCOUNTING TREATMENT RELATING TO TRUST SECURITIES

     The financial statements of each trust that has issued trust securities will be consolidated with our financial statements, with the trust preferred securities of each trust shown on our consolidated financial statements as our obligated mandatory redemption preferred securities of a consolidated trust. Our financial statements will include a footnote that discloses, among other things, that the sole asset of each trust included therein consists of our subordinated deferrable interest debentures and will specify the designation, principal amount, interest rate and maturity date of such subordinated deferrable interest debentures.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratios of earnings to fixed charges for SEMCO and its subsidiaries for the years indicated:

                                                                   YEARS ENDED DECEMBER 31,
                                                    ------------------------------------------------------
              RATIO OF EARNINGS TO:                 1999       1998       1997(3)       1996(3)       1995
              ---------------------                 ----       ----       -------       -------       ----
Fixed Charges(1)..................................  2.18       2.17        2.42          (2)          2.21
Fixed Charges and Preferred Dividends(1)..........  2.18       2.17        2.42          (2)          2.20

---------------

(1) In January 1998, SEMCO, through a subsidiary of SEMCO Energy Ventures, SEMCO Arkansas Pipeline Company, sold its 32.07% partnership interest in NOARK Pipeline System L.P. ("NOARK"). NOARK had been generating losses since it was placed in service in 1992. Earnings reflect a share of NOARK's operating losses and fixed charges include a share of NOARK's interest expense equal to SEMCO's percentage interest in NOARK.

    For purposes of calculating the ratios, "earnings" represent the sum of (a) pretax income from continuing operations (excluding extraordinary charges from the early retirement of debt in 1994 and 1998) and (b) fixed charges. "Fixed charges" represent the sum of (i) interest incurred by SEMCO and its subsidiaries plus their share of interest on debt to outsiders incurred by less-than-fifty-percent-owned persons, (ii) amortization of debt expense and
    (iii) the preferred stock dividend requirements of SEMCO's subsidiaries, increased to an amount representing the pretax earnings required to cover such dividend requirement. "Preferred Dividends" represents dividends on SEMCO's Cumulative Convertible Preferred Stock which was called for redemption in November 1999.

(2) For the year ended December 31, 1996, fixed charges exceeded earnings by $20.0 million. Earnings as defined include a $32.3 million non-cash pretax write-down of the NOARK (1) investment. Excluding the NOARK write-down the ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred dividends would have been 1.84 and 1.84, respectively.

(3) Restated to account for a 1998 acquisition as a pooling of interests. Years prior to 1996 were not restated for the pooling of interests as the effects were not material.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 40,000,000 shares of common stock, $1.00 par value ("common stock"), 500,000 shares of cumulative preferred stock, $1.00 par value ("preferred stock"), and 3,000,000 shares of preference stock, $1.00 par value ("preference stock"). At February 29, 2000, there were outstanding 17,918,619 shares of common stock and no shares of preferred stock. 2,000,000 shares of the preference stock are reserved for issuance pursuant to a Shareholder Rights Plan described below; no preference stock is outstanding.

     The following is a summary description of our common stock and preferred stock. You should look at our restated articles of incorporation which are filed as an exhibit to the Registration Statement for a complete description. The following summary is subject in all respects to the provisions of our restated articles of incorporation and does not relate to or give effect to the provisions of the statutory or common law of the State of Michigan. The summary given below is qualified in its entirety by reference to our restated articles of incorporation and the laws of the State of Michigan.

COMMON STOCK

     Dividend Rights. The holders of common stock are entitled to dividends when, as and if, declared by the Board of Directors out of our surplus after full cumulative dividends on the preferred stock and preference stock, if any, shall have been paid or set apart for payment and any sinking fund obligations with respect to the preferred stock and preference stock, if any, have been satisfied.

     We have long-term debt agreements which contain restrictive financial covenants including, among others, limits on the payment of dividends beyond certain levels. We are currently in compliance with all of the covenants in these agreements. With respect to the payment of dividends or any other distributions in respect of our capital stock, such agreements provide that we may not declare and pay any dividends (except dividends or other distributions payable in shares of our capital stock), redeem or retire our capital stock (or any warrants, rights, or options to purchase or acquire our capital stock), or make other distributions with respect to our capital stock (such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments or distributions being collectively referred to as "Restricted Payments") if, after giving effect thereto, (i) any event of default under such agreements exists; (ii) the aggregate amount of Restrictive Payments since January 1, 1994 would exceed our consolidated net income for the same period plus an adjustment factor of $21,000,000; or (iii) would cause our consolidated net worth to be less than $80,000,000.

     After September 30, 1999, the adjustment factor of $21,000,000 is reduced each quarter by $625,000 until the adjustment factor equals $11,000,000. Under the most restrictive terms, as of December 31, 1999, $7,720,000 is available for dividends.

     Voting Rights. The holders of Common Stock are entitled to one vote for each share on all matters voted upon by our shareholders and, subject to any voting rights of the holders of the preferred stock and preference stock described below, the holders of such shares currently possess all voting power. Our Articles of Incorporation provide for cumulative voting for the election of our directors.

     Preemptive Rights. No holder of common stock has any preemptive right to subscribe to any additional securities which we may issue.

     Liquidation Rights. Subject to the preferential rights of holders of the preferred stock and preference stock, upon our liquidation the holders of the common stock are entitled to share on a pro rata basis in our net assets which remain after satisfaction of all liabilities.

PREFERRED STOCK

     The Board of Directors is authorized, without further action by shareholders, to issue preferred stock, in one or more series, from time to time, with such rights and preferences as may be provided in a resolution adopted by the Board of Directors. The authority of the Board includes, but is not limited to, the determination or fixing of the following with respect to shares of such class or any series thereof: (i) the rate of dividends and the extent of further participation in dividend distribution, if any; (ii) the price at and the terms and conditions on which the shares are redeemable; (iii) the amount payable upon shares in event of voluntary or involuntary liquidation; (iv) sinking fund provisions for the redemption or purchase of shares; and (v) the terms and conditions on which shares are convertible.

     The terms of each series of preferred stock will be described in any prospectus supplement related to such series of preferred stock and may include the following:

     (1) the title and stated value of such preferred stock;

     (2) the number of shares of such preferred stock offered and the offering price and liquidation preference per share of such preferred stock;

     (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

     (4) the date from which dividends on such preferred stock shall accumulate, if applicable;

     (5) the provision for a sinking fund, if any, for such preferred stock;

     (6) the provision for redemption, if applicable, of such preferred stock;

     (7) any listing of such preferred stock on any securities exchange;

     (8) a discussion of federal tax considerations applicable to such preferred stock;

     (9) any voting rights of holders of such preferred stock;

     (10) any other specific terms, preferences, rights, limitations or restrictions of such preferred stock;

     (11) the relative ranking and preference of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

     (12) any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

     (13) the terms and condition. if applicable, upon which such preferred stock will be convertible into or participate in dividends, if any, paid on the common stock, including the conversion price (or manner of calculation thereof).

     In the event of our liquidation or dissolution, the holders of preferred stock are entitled to receive a fixed amount for each series before any distribution is made to the holders of common stock. As long as any preferred stock remains outstanding, we may not purchase any shares of our common stock or redeem any preference stock.

     As long as any preferred stock remains outstanding, we may not without the consent of the holders of at least two-thirds of the outstanding preferred stock authorize any class of stock having a priority or preference over or ranking on a parity with the preferred stock as to dividends or distribution of assets.

     If at any time we fail to declare and pay or set apart for payment in full eight quarterly dividends (whether or not consecutive) on all of the outstanding preferred stock, then the holders of the outstanding preferred stock shall have the right, voting as a single class irrespective of series, to elect such number of our directors as shall constitute one less than the smallest number of directors necessary to constitute a majority of the full Board of Directors, and such right shall continue (and may be exercised at any annual or other meeting of shareholders for the election of directors) until we shall have paid or declared and set apart for payment all accrued dividends on the preferred stock for all past quarterly dividend periods.

     At February 29, 2000, no shares of preferred stock were outstanding.

PREFERENCE STOCK

     The Board of Directors has the authority to divide the 3,000,000 shares of preference stock into series and, within the limitations set forth in the laws of the State of Michigan and in the Articles of Incorporation, to fix and determine the relative rights and preferences of the shares of any series so established. The preference stock ranks junior to all series of preferred stock as to the payment of dividends and the distribution of assets, except to the extent that a specific series of preferred stock provides otherwise.

SERIES A PREFERENCE STOCK

     In January, 1997, the Board of Directors created a series of preference stock designated as Series A preference stock with the number of shares constituting such series set at 2,000,000. No shares of preference stock are outstanding.

     If Series A preference stock was outstanding, dividends would accrue and be cumulative in an amount per share per quarter equal to the greater of (i) $10.00 or (ii) the Adjustment Number (as defined below) times the per share amount of all cash dividends, and the Adjustment Number times the per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of common stock or a subdivision of the shares of common stock), declared on the common stock since the preceding quarterly dividend payment date, or, if later, since the issuance or such Series A preference stock. Upon our liquidation or dissolution the holders of Series A preference stock are entitled to receive $100 per share plus all accrued and unpaid dividends. The Series A preference stock is not redeemable and ranks junior to all series of preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any series provides otherwise. If Series A preference stock was outstanding, a holder of Series A preference stock would be entitled to the number of votes equal to the Adjustment Number times the number of votes to which a holder of common stock is entitled. Except as otherwise provided below or by law, Series A preference stock and common stock shall vote together as one class on all matters submitted to a vote of the holders of common stock. If any dividends on Series A preference stock shall be in arrears for six or more quarterly dividends, a "default period" shall begin. The default period shall end when all accrued dividends shall have been paid or set apart for payment. During a default period, Series A preference stock shall have the right to elect two directors. This vote shall be as a class for all series of preference stock entitled to vote.

     The Articles of Incorporation initially set the Adjustment Number at 100. If we shall (i) pay any dividend on common stock in shares of common stock, (ii) subdivide the common stock, or (iii) combine the common stock into a smaller number of shares, the Adjustment Number shall be modified by multiplying it by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock outstanding immediately prior to such event.

DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

     We sponsor a direct stock purchase and dividend reinvestment plan under which investors may purchase shares of common stock without paying brokerage fees and other expenses. Under the plan, the plan administrator may purchase common stock in the open market, through private transactions or from SEMCO. If shares are purchased on the open market, or through private transactions, the price of the shares purchased through the plan will be the weighted average price paid in the stock market for the particular investment date. If the plan administrator purchases shares from SEMCO, the price paid for those shares will be the average of the closing prices on the three trading days prior to the 15th of each month as quoted on the New York Stock Exchange. We initially reserved 2,000,000 shares of common stock for issuance under the plan. As of February 29, 2000, 1,202,047 shares were available for issuance under the plan.

OTHER PROVISIONS

     Articles of Incorporation. The following provisions of our Articles of Incorporation may delay, defer or prevent a person from acquiring us or changing control of the Board of Directors. Our Articles of

Incorporation divide the Board into three classes with staggered terms; each director is elected for a three year term. Approximately one-third of the Board positions are filled by a shareholder vote each year. Directors may be removed but only for cause, at an annual meeting of shareholders and by the affirmative vote of a majority of the shares then entitled to vote for the election of directors. In addition to requirements imposed under Section 7A of the Michigan Business Corporation Act (the "MBCA"), our Articles of Incorporation provide that a business combination cannot occur unless a written opinion is obtained from an independent investment banker that the consideration to be paid to our shareholders is fair and reasonable; provided, however, the directors may waive this requirement. Our Articles of Incorporation also contain provisions limiting the personal liability of directors.

     Anti-Takeover Statutes. We are subject to Chapter 7A of the MBCA, which provides that business combinations subject to Chapter 7A between a Michigan corporation and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally require the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than 2/3 of each class of stock entitled to vote (excluding voting shares owned by such 10% owner), voting as a separate class. Such requirements do not apply if (i) the corporation's board of directors approves the transaction prior to the time the 10% owner becomes such or (ii) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% owner has been such for at least five years.

     We are also subject to Chapter 7B of the MBCA which provides that, unless a corporation's articles of incorporation or bylaws provide that Chapter 7B does not apply, "control shares" of a corporation acquired in a control share acquisition have no voting rights except as granted by the stockholders of the corporation. "Control shares" are shares which, when added to shares previously owned by a stockholder, increase such stockholder's ownership of voting stock to more than 20% but less than 33 1/3%, more than 33 1/3% but less than a majority, or more than a majority, of the votes to which all of the capital stock of the corporation is entitled. Voting rights of control shares must be approved by the affirmative vote of a majority of all shares entitled to vote excluding voting shares owned by the acquirer and certain officers and directors. However, no such approval is required for gifts or other transactions not involving consideration, for a merger to which the corporation is a party or certain other transactions described in Chapter 7B.

     Rights to Purchase Preference Stock. In January 1997, we adopted a Shareholder's Rights Plan pursuant to which 2,000,000 shares of Series A preference stock are reserved under the plan for sale to holders of common stock. The common stock currently trades with a right to purchase such Series A preference stock. The right is intended to protect shareholders in the event of an unsolicited attempt to acquire us and becomes exercisable upon the occurrence of certain triggering events. The right is transferred automatically with the transfer of the common stock until separate rights certificates are distributed upon the occurrence of certain events. The right could have the effect of delaying, deferring or preventing a person from acquiring us or accomplishing a change in control of the board of directors.

     Registration Rights. In connection with certain of our acquisitions, we agreed, among other things, to file with the Commission registration statements for shares of common stock received by the shareholders of such companies. As of February 29, 2000, approximately 1,044,874 shares of our common stock in the aggregate are subject to such agreements.

     Transfer Agent. Norwest Bank Minnesota, N.A. is our transfer agent and registrar for our common stock.

     The common stock is traded on the New York Stock Exchange under the symbol SEN.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     Our senior debt securities and subordinated debt securities (collectively, for purposes of this section of the Prospectus, the "Debt Securities"), consisting of notes, debentures and other evidence of indebtedness may be issued from time to time in one or more series, in the case of the Senior Debt Securities, under an indenture, dated as of October 23, 1998, as supplemented from time to time (the "Senior Indenture") between us and Bank One Trust Company, National Association, as trustee (the "Senior Indenture Trustee"), and in the case of the Subordinated Debentures, under an indenture as supplemented from time to time (the "Subordinated Indenture"), between us and Bank One Trust Company, National Association, as trustee (the "Subordinated Indenture Trustee"). The term "Indenture Trustee," as used herein, shall refer to the Senior Indenture Trustee or the Subordinated Indenture Trustee, as appropriate. The form of Senior Indenture and the form of the Subordinated Indenture being sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture" are filed, along with the form of Supplemental Indenture in the case of the Subordinated Indenture, as exhibits to the Registration Statement to which this Prospectus is a part and, upon execution and delivery, will be available for inspection at the corporate trust offices of the Senior Indenture Trustee and the Subordinated Indenture Trustee, or as described under "Available Information." The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act" or "TIA"). The following statements relating to the Debt Securities and the Indentures are summaries of the provisions thereof and do not purport to be complete and are qualified in their entirety by reference to the Indentures and the Debt Securities. All Section references herein are to sections of the Indentures, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indentures and the Debt Securities. The Subordinated Debentures are further described under "Additional Description of Subordinated Debentures to be Issued to Trust" below.

TERMS

     The Debt Securities will be our direct, unsecured obligations. The indebtedness represented by the Senior Debt will rank on a parity with all our other unsecured and unsubordinated indebtedness. The indebtedness represented by the Subordinated Debentures will be subordinated in right of payment to the prior payment in full of all our existing and future Senior Indebtedness, as described below under "Subordination." Each Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by our Board of Directors or as established in one or more indentures supplemental to such Indenture. Debt Securities may be issued with terms different from those of Debt Securities previously issued. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301 of each Indenture).

     Each Indenture provides that there may be more than one Indenture Trustee thereunder, each with respect to one or more series of Debt Securities. Any Indenture Trustee under either Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Indenture Trustee may be appointed to act with respect to such series (Section 608 of each Indenture). In the event that two or more persons are acting as Indenture Trustee with respect to different series of Debt Securities, each such Indenture Trustee shall be an Indenture Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Indenture Trustee (Section 609 of each Indenture), and, except as otherwise indicated herein, any action described herein to be taken by an Indenture Trustee may be taken by each such Indenture Trustee with respect to, and only with respect to, the one or more series of Debt Securities of which it is Indenture Trustee under the applicable Indenture.

     The Prospectus Supplement relating to the series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

     (1) The title and any series of such Debt Securities and whether such Debt Securities are Senior Debt or Subordinated Debentures;

     (2) The aggregate principal amount of such Debt Securities and any limit on such principal amount;

     (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

     (4) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable and the amount of principal payable thereon;

     (5) The rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

     (6) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such Debt Securities and the applicable Indenture may be served;

     (7) If applicable, whether the interest payment periods may be extended by us and, if so, the terms of any such extension;

     (8) The period or periods within which, the price or prices at which, and other terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at our option, if we are to have such an option;

     (9) Our obligation, if any, to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which or the date or dates on which, the price or prices at which, and other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

     (10) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined;

     (11) Provisions, if any, granting special rights to the holders of such Debt Securities upon the occurrence of such events as may be specified;

     (12) Any deletions from, modifications of or additions to the Events of Default or our covenants with respect to such Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the applicable Indenture;

     (13) Whether such Debt Securities will be issued in certificated or book-entry form;

     (14) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

     (15) The applicability if any, of the defeasance and covenant defeasance provisions described herein, or any modification thereof;

     (16) Whether and under what circumstances we will pay any Additional Amounts as defined and contemplated in the applicable Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such Debt Securities in lieu of making such payment; and

     (17) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301 of each Indenture).

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as set forth below under "Certain Covenants" and as may be set forth in any Prospectus Supplement, the Indentures will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should refer to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to the events of default or covenants of us that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples thereof. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of any series issued in bearer form will be issuable in denominations of $5,000 (Section 302 of each Indenture).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium if any) and interest on any series of Senior Debt will be payable at the corporate trust office of the Senior Indenture Trustee, and the principal of (and premium, if any) and interest on any series of Subordinated Debentures will be payable at the corporate trust office of the Subordinated Indenture Trustee; provided that, at our option, payment of interest on any series of Debt Securities may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 307 and 1002 of each Indenture).

     Any interest not punctually paid or duly provided for on any interest payment date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Indenture Trustee, notice whereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture (Section 307 of each Indenture).

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Indenture Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Indenture Trustee. Every Debt Security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305 of each Indenture). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Indenture Trustee) initially designated by us with respect to any series of Debt Securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the trust will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002 of each Indenture).

     Neither we nor any Indenture Trustee shall be required to (i) issue, register the transfer of or exchange of Debt Securities of any series which are issued in registered form during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security or portion thereof, called for redemption, except the unredeemed portion of any Debt Security which is issued in registered form being redeemed in part; or
(iii) issue, register the transfer of or exchange any Debt Security which is issued in registered form that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305 of each Indenture).

MERGER, CONSOLIDATION OR SALE

     The Senior Indenture provides that we will be permitted to consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity provided that (a) either we shall be the continuing entity, or the successor entity (if other than us) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Senior Debt and the due and punctual performance and observance of all of the covenants and conditions contained in the Senior Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of us or any Subsidiary as a result thereof as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default under the Senior Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Indenture Trustee (Sections 801 and 803 of the Senior Indenture). The provisions of the Subordinated Indenture regarding merger, consolidation and sale are discussed in "Additional Description of Subordinated Debentures to be Issued to Trust -- Consolidation, Merger and Sale" below.

CERTAIN COVENANTS

     Limitations on Liens. The Indentures provide that we shall not, and shall not cause or permit any Subsidiary to, issue, assume or guarantee any Debt secured by a Lien upon any of our property or assets (other than cash) or that of such Subsidiary, as applicable, without effectively providing that the outstanding Debt Securities (together with, if we so determine, any other indebtedness or obligation then existing or thereafter created ranking equally with such Debt Securities) shall be secured equally and ratably with (or prior
to) such Debt so long as such Debt shall be so secured. The foregoing restriction on Liens will not, however, apply to:

          (a) Liens in existence on the date of original issue of such Debt Securities;

          (b) (i) any Lien created or arising over any property which is acquired, constructed or created by us, or any of our Subsidiaries, but only if (A) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (B) such Lien is created or arises on or before 90 days after the completion of such acquisition, construction or creation and (C) such Lien is confined solely to the property so acquired, constructed or created; or (ii) any Lien to secure our Debt or the Debt of a Subsidiary incurred in connection with a specifically identifiable project where the Lien relates to and is confined to a property or properties (including, without limitation, shares or other rights of ownership in the entities which own such property or project) involved in such project and acquired by us or a Subsidiary after the date of original issue of the Debt Securities of any series and the recourse of the creditors in respect of such Debt is limited to any or all of such project and property (including as aforesaid);

          (c) any Lien securing amounts not more than 90 days overdue or otherwise being contested in good faith;

          (d) (i) rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for our benefit or the benefit of a Subsidiary or in connection with the issuance of letters of credit for the benefit of the us or a Subsidiary;
     (ii) any Lien securing our Debt or the Debt of a Subsidiary incurred in connection with the financing of accounts receivable; (iii) any Lien incurred or deposits made in the ordinary course of business, including, but not limited to, (A) any mechanics', materialmens', carriers', workmens', vendors' or other like Liens and (B) any Liens securing amounts in connection with workers' compensation, unemployment insurance and other types of social security; (iv) any Lien upon specific items of inventory or other goods and proceeds of us or a Subsidiary securing obligations of us or a Subsidiary in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods; (v) any Lien incurred or deposits made securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds and other obligations of like nature incurred in the ordinary course of business; (vi) any Lien constituted by a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred in respect of the hedging or management of risks under transactions involving any currency or interest rate swap, cap or collar arrangements, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind; (vii) any Lien arising out of title retention or like provisions in connection with the purchase of goods and equipment in the ordinary course of business; and (viii) any Lien securing reimbursement obligations under letters of credit, guaranties and other forms of credit enhancement given in connection with the purchase of goods and equipment in the ordinary course of business;

          (e) Liens in favor of us or a Subsidiary;

          (f) (i) Liens on any property or assets acquired from a corporation which is merged with or into us or a Subsidiary, or any Liens on the property or assets of any corporation or other entity existing at the time such corporation or other entity becomes a Subsidiary of us and, in either such case, is not created in anticipation of any such transaction (unless such Lien is created to secure or provide for the payment of any part of the purchase price of such corporation); (ii) any Lien on any property or assets existing at the time of acquisition thereof and which is not created in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets); and (iii) any Lien created or outstanding on or over any asset of any Person which becomes a Subsidiary on or after the date of the issuance of such Debt Securities when such Lien is created prior to the date on which such Person becomes a Subsidiary;

          (g) (i) Liens required by any contract or statute in order to permit us or a Subsidiary to perform any contract or subcontract made by us or it with or at the request of a governmental entity or any department, agency or instrumentality thereof, or to secure partial, progress, advance or any other payments by us or a Subsidiary to such governmental unit pursuant to the provisions of any contract or statute; (ii) any Lien securing industrial revenue, development or similar bonds issued by or for the benefit of us or a Subsidiary, provided that such industrial revenue, development or similar bonds are nonrecourse to us or such Subsidiary; and
     (iii) any Lien securing taxes or assessments or other applicable governmental charges or levies;

          (h) (i) any Lien which arises pursuant to any order of attachment, distrait or similar legal process arising in connection with court proceedings and any Lien which secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of such Lien arising pursuant to such legal process is effectively stayed and the claims secured thereby are being contested in good faith and, if appropriate, by appropriate legal proceedings, or any Lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs and/or other expenses; or
     (ii) any Lien arising by operation of law or by order of a court or tribunal or any Lien arising by an agreement of similar effect, including, without limitation, judgment liens; or

          (i) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, or any Liens referred to in the foregoing clauses, for amounts not exceeding the principal amount of the Debt secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets) (Section 1011 of each Indenture).

     Limitations on Sale and Leaseback Transactions. The Indentures also provide that we will not, and will not permit any Subsidiary to, enter into any arrangement with any Person (other than us or a Subsidiary), providing for the leasing to us or a Subsidiary of any assets which have been or are to be sold or transferred by us or such Subsidiary to such Person (a "Sale and Lease-Back Transaction") unless: (a) such transaction involves a lease for a temporary period not to exceed three years; (b) such transaction is between us or a Subsidiary and an affiliate of ours; (c) we would be entitled to incur debt secured by a Lien on the assets or property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Debt Securities, pursuant to the limitation on Liens described above; (d) such transaction is entered into within 90 days after the initial acquisition by us of the assets or property subject to such transaction; (e) after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such Sale and Lease-Back Transactions does not exceed 10% of Consolidated Net Tangible Assets; or (f) we or a Subsidiary within the twelve months preceding the sale or transfer or the twelve months following the sale or transfer, regardless of whether such sale or transfer may have been made by us or such Subsidiary, apply in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair value of the assets so leased at the time of entering into such arrangement (as determined by our Board of Directors or the Board of Directors of such Subsidiary), (i) to the retirement of debt, incurred or assumed by us or a Subsidiary, which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than twelve months after the date of incurring, assuming or guaranteeing such debt or (ii) to investment in any of our assets or the assets of any Subsidiary (Section 1012 of each Indenture).

     Existence. Except as permitted under "Merger, Consolidation or Sale," we will be required to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business (Section 1004 of each Indenture).

     Maintenance of Properties. We will be required to cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1005 of each Indenture).

     Insurance. We will be required to, and will be required to cause each of our Subsidiaries to, keep all of our insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service (Section 1006 of each Indenture).

     Payment of Taxes and Other Claims. We will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or, that of any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a material lien upon our property or that of any Subsidiary; PROVIDED, HOWEVER, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith (Section 1007 of each Indenture).

     Provision of Financial Information. Whether or not we are subject to
Section 13 or 15(d) of the Exchange Act, we will be required, within 15 days of each of the respective dates by which we would have been required to file annual reports, quarterly reports and other documents with the Commission if we were so subject, to (i) transmit by mail to all holders of Debt Securities, as their names and addresses appear in the applicable register for such Debt Securities, without cost to such holders, copies of the annual reports, quarterly reports and other documents that we would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections, (ii) file with the applicable Indenture Trustee copies of the annual reports, quarterly reports and other documents that we would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such Sections, and (iii) promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder (Section 1008 of each Indenture).

     Additional Covenants. Any of our additional covenants with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest or Additional Amounts, or Additional Interest, as applicable, payable on any Debt Security of such series; (b) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance or breach of any other covenant or warranty of ours contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $5,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $5,000,000, whether such indebtedness now exists or shall hereafter be created which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any Significant Subsidiary of ours; and (g) any other event of default provided with respect to a particular series of Debt Securities (Section 501 of each Indenture). The term "Significant Subsidiary" means each of our significant subsidiaries (as defined in Regulation S-X promulgated under the Securities
Act).

     If an Event of Default under either Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Indenture Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium, if any, on all of the Debt Securities of that series to be due and payable immediately by written notice thereof to us (and to the Indenture Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Indenture Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) we shall have deposited with the applicable Indenture Trustee all required payments of the principal of (and premium, if any) and interest, and any Additional Amounts, on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of such Indenture Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof and the premium, if any) or interest, with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in the applicable Indenture (Section 502 of each Indenture). Each Indenture also provides that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default
(x) in the payment of the principal of (or premium, if any) or interest or Additional Amounts, or Additional Interest, as applicable, payable on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby (Section 513 of each Indenture).

     Each Indenture Trustee will be required to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; PROVIDED, HOWEVER, that such Indenture Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest or Additional Amounts, or Additional Interest, as applicable, payable on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Security of such series) if specified responsible officers of such Indenture Trustee consider such withholding to be in the interest of such holders (Section 601 of each Indenture).

     Each Indenture will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the Indenture Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507 of each Indenture). This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any), interest on and Additional Amounts, or Additional Interest, as applicable, payable with respect to, such Debt Securities at the respective due dates thereof.

     Subject to provisions in each Indenture relating to its duties in case of default, each Indenture Trustee will not be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Indenture Trustee thereunder reasonable security or indemnity (Section 602 of each Indenture). The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or of exercising any trust or power conferred upon such Indenture Trustee. However, an Indenture Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Indenture Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein (Section 512 of each Indenture).

     Within 120 days after the close of each fiscal year, we will be required to deliver to each Indenture Trustee a certificate, signed by one of our several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1009 of each Indenture).

     Additional provisions of the Subordinated Indenture regarding Events of Default are discussed in "Additional Description of Subordinated Debentures to be Issued to Trust -- Subordinated Indenture Additional Events of Default" below.

MODIFICATION OF THE INDENTURES

     Modifications and amendments of either Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under each Indenture which are affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of (or premium, if any), or any installment of principal of or interest payable on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, or Additional Amounts, or Additional Interest, as applicable, payable with respect to, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security;
(c) change the place of payment, or currency, for payment of principal of (and premium, if any), or interest on, or any Additional Amounts, or Additional Interest, as applicable, payable with respect to, any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security (Section 902 of each Indenture).

     The holders of not less than a majority in principal amount of outstanding Debt Securities issued under either Indenture will have the right to waive compliance by us with certain covenants in such Indenture (Section 1013 of each Indenture).

     Modifications and amendments of each Indenture will be permitted to be made by us and the applicable Indenture Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to us as obligor under the applicable Indenture;
(ii) to add to our covenants for the benefit of the holders of all or any series of Debt Securities or to surrender a right or power conferred upon us in the applicable Indenture; (iii) to add events of default for the benefit of the holders of all or any series of Debt Securities; (iv) to add or change any provisions of the applicable Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, PROVIDED that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material aspect; (v) to change or eliminate any provisions of the applicable Indenture, PROVIDED that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Indenture Trustee or facilitate the administration of the trusts imposed under the applicable Indenture by more than one Indenture Trustee; (ix) to cure any ambiguity, defect or inconsistency in the applicable Indenture, PROVIDED that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under such Indenture in any material respect; or (x) to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, PROVIDED that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect (Section 901 of each Indenture).

     Each Indenture will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, and (ii) Debt Securities owned by us or any other obligor upon the Debt Securities or any affiliate of us or of such other obligor shall be disregarded (Section 104 and Section 101 of each Indenture).

     Each Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series (Section 1501 of each Indenture). A meeting will be permitted to be called at any time by the applicable Indenture Trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the applicable Indenture (Section 1502 of each Indenture). Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the applicable Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at an reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum (Section 1504 of each Indenture).

     Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504 of each Indenture).

SUBORDINATION

     Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the Subordinated Debentures will be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness defined below (Sections 1601 and 1602 of the Subordinated Indenture), but our obligation to make payment of the principal and interest on the Subordinated Debentures will not otherwise be affected (Section 1606 of the Subordinated Indenture). No payment of principal or interest may be made on the Subordinated Debentures at any time if (i) any Senior Indebtedness is not paid when due and any applicable grace period has ended or such default has not been waived; (ii) a default on Senior

Indebtedness exists that permits the holders of such Senior Indebtedness to accelerate its maturity or (iii) notice has been given of the exercise of an option to require repayment or prepayment of Senior Indebtedness (Section 1603 of the Subordinated Indenture). After all Senior Indebtedness is paid in full and until the Subordinated Debentures are paid in full, holders will be subrogated to the rights of holders of Senior Indebtedness to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Indebtedness (Section 1605 of the Subordinated Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain of our general creditors may recover more, ratably, than holders of the Subordinated Debentures.

     Senior Indebtedness is defined in the Subordinated Indenture as, (i) any payment due in respect of indebtedness of a Person, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred, created or assumed, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by such Person which, by their terms, are senior or senior subordinated debt securities including, without limitation, all obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other Persons the payment of which such Person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debentures and (2) any unsecured indebtedness between or among such Person or its Affiliates. At February 29, 2000, Senior Indebtedness aggregated approximately $543,600,000. There are no restrictions in the Subordinated Indenture upon the creation of additional Senior Indebtedness.

     Upon payment in full of all amounts due on the Senior Indebtedness then outstanding, the rights of the holders of the Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to such Senior Indebtedness until all amounts owing on the Subordinated Debentures are paid in full.

     In addition, because we are a holding company our right, and hence the right of our creditors (including any holder of Subordinated Debentures), to participate in any distribution of the assets of any subsidiary upon its liquidation or recognition or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that our claims as a creditor of such subsidiary may be recognized. There is no restriction in the Subordinated Indenture against our subsidiaries incurring secured or unsecured indebtedness or issuing secured or unsecured securities. Our ability to make payments of principal and interest on the Subordinated Debentures will be dependent upon the payment to it by its subsidiaries of dividends, loans or advances.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Under each Indenture, we may discharge certain obligations to holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Indenture Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Indenture Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest and any Additional Amounts, or Additional Interest, as applicable, payable to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be (Section 401 of each Indenture).

     Each Indenture will provide that, if the provisions of Article Fourteen thereof are made applicable to the Debt Securities of or within any series pursuant to Section 301 of such Indenture, we may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to pay Additional Amounts, or Additional Interest, as applicable, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402 of each Indenture) or (b) to be released from our obligations with respect to such Debt Securities under Sections 1004 to 1008, inclusive, and Sections 1011 and 1012 under such Indenture (being the restrictions described under "Certain Covenants") or, if provided pursuant to such Indenture, our obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such Debt Securities ("covenant defeasance") (Section 1403 of each Indenture), in either case upon the irrevocable deposit by us with the applicable Indenture Trustee, in trust, of an amount of money, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 1404 of each Indenture).

     Such a trust will only be permitted to be established if, among other things, we have delivered to the applicable Indenture Trustee an opinion of counsel (as specified in each Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of such Indenture (Section 1404 of each Indenture).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America, for which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of each Indenture).

     In the event we effect covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1008, inclusive, and Sections 1011 and 1012 of either Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Indenture Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

GOVERNING LAW

     The Indentures, each Supplemental Indenture thereto, the Senior Debt and the Subordinated Debentures will be governed by the laws of the State of New York.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     Each trust may issue only one series of Trust Preferred Securities having terms described in the prospectus supplement relating thereto. Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act and will contain the terms of Trust Preferred Securities.

     The Property Trustee will act as indenture trustee for purposes of the Trust Indenture Act. The Trust Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as will be set forth in the Trust Agreement or made part of the Trust Agreement by the Trust Indenture Act and which will correspond to the terms of the Subordinated Debentures held by the Trust and described in the Prospectus Supplement relating thereto.

     The Prospectus Supplement relating to the Trust Preferred Securities of a trust will include the specific terms of the series of trust preferred securities being issued, including:

          (i) the distinctive designation of the Trust Preferred Securities;

          (ii) the number of Trust Preferred Securities issuable by the Trust;

          (iii) the annual distribution rate (or method of determining such rate) for Trust Preferred Securities and the date or dates upon which such distributions will be payable;

          (iv) whether distributions on Trust Preferred Securities will be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Trust Preferred Securities will be cumulative;

          (v) the amount or amounts which will be paid out of the assets of the Trust to the holders of Trust Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of the Trust;

          (vi) the obligation, if any, of the Trust to purchase or redeem Trust Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which Trust Preferred Securities will be purchased or redeemed, in whole or in part, pursuant to such obligation;

          (vii) the voting rights, if any, of holders of Trust Preferred Securities in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for approval by the holders of such Trust Preferred Securities, as a condition to specified action or amendments to the Trust Agreement;

          (viii) the terms and conditions, if any, upon which the Subordinated Debentures owned by the Trust may be distributed to holders of Trust Preferred Securities;

          (ix) if applicable, any securities exchange upon which the Trust Preferred Securities will be listed; and

          (x) any other relevant rights, preferences, privileges, limitations or restrictions of Trust Preferred Securities not inconsistent with the Trust Agreement or with applicable law.

     We will guarantee distributions on Trust Preferred Securities to the extent set forth below under "Description of the Trust Guarantee." Certain United States federal income tax considerations applicable to Trust Preferred Securities will be described in a Prospectus Supplement relating to the Trust Preferred Securities.

     Each Trust will issue a series of Trust Common Securities in connection with the issuance of Trust Preferred Securities. Except for voting rights, the terms of Trust Common Securities will be substantially identical to the terms of Trust Preferred Securities. Trust Common Securities will rank pari passu with Trust Preferred Securities except that, upon an event of default under the Trust Agreement, the rights of holders of Trust Common Securities to payments will be subordinated to the rights of holders of Trust Preferred Securities. The Trust Common Securities will also carry the right to vote to appoint, remove or replace any Trustee of the Trust. We will own all of the Trust Common Securities.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     If an Event of Default as defined and provided in a Trust Agreement occurs and is continuing, then the holders of Trust Preferred Securities of such Trust would rely on the enforcement by the Property Trustee of such Trust of its rights as a holder of the applicable series of Subordinated Debentures against us. In addition, the holders of a majority in aggregate liquidation amount of Trust Preferred Securities of such Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Property Trustee or to direct the exercise of any trust or power conferred upon such Property Trustee under such Trust Agreement, including the right to direct such Property Trustee to exercise the remedies available to it as a holder of Subordinated Debentures provided that such direction shall not be in conflict with any rule of law or with such Trust Agreement, and could not involve such Property Trustee in personal liability in circumstances where reasonable indemnity would not be adequate. If such Property Trustee fails to enforce its rights under the Subordinated Debentures held by such Trust, a holder of Trust Preferred Securities of such Trust may, to the extent permitted by law, institute a legal proceeding directly against us to enforce such Property Trustee's rights under such Trust Agreement without first instituting any legal proceeding against such Property Trustee or any other entity or person, including such Trust; it being understood and intended that no one or more of such holders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of such Trust Agreement to affect, disturb or prejudice the rights of any other of such holders or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under such Trust Agreement, except in the manner herein provided and for the equal and ratable benefit of all such holders. Notwithstanding the foregoing, a holder of Trust Preferred Securities of such Trust may institute a proceeding directly against us without first instituting a legal proceeding against or requesting that action be taken by such Property Trustee or any other Person for enforcement of payment to such holder of the principal of or interest on the Subordinated Debentures held by such Trust having a principal amount equal to the aggregate stated liquidation amount of such Trust Preferred Securities of such holder (a "Direct Action") on or after the due dates specified or provided for in such Subordinated Debentures. In connection with such Direct Action, we will be subrogated to the rights of such holder of Trust Preferred Securities under the Trust Agreement to the extent of any payment made by us to such holder of Trust Preferred Securities in such Direct Action.

                        DESCRIPTION OF TRUST GUARANTEES

     The following is a summary of information concerning the guarantees of the trust preferred securities of each trust, which we refer to as the Trust Guarantees. Each Trust Guarantee will be executed by us for the benefit of holders of Trust Preferred Securities. Each Trust Guarantee will be qualified as an indenture under the Trust Indenture Act. A Prospectus Supplement with respect to the Trust Preferred Securities will identify the indenture trustee for purposes of the Trust Indenture Act (the "Trust Guarantee Trustee").

     The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified by its entirety by reference to, the form of Trust Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Guarantee will be held by the Property Trustee for the benefit of holders of Trust Preferred Securities.

GENERAL

     To the extent set forth in the Trust Guarantee, we will agree to pay in full the Guarantee Payments, described below, without duplication of amounts theretofore paid by or on behalf of the Trust, as and when due regardless of defense, right of set off or counter-claim which we may have. The following payments or distributions are referred to herein as the Guarantee Payments and, with respect to trust preferred securities issued by a trust, to the extent not paid or made by such trust will be subject to the Trust Guarantee:

          (i) any accrued and unpaid distributions on Trust Preferred Securities, to the extent such Trust has funds legally and immediately available therefor;

          (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the "Redemption Price"), with respect to the Trust Preferred Securities called for redemption by the Trust to the extent such Trust has funds legally and immediately available therefor with respect to Trust Preferred Securities called for redemption; and

          (iii) upon voluntary or involuntary termination, dissolution or winding up of such Trust (other than in connection with the distribution of Subordinated Debentures to holders of Trust Preferred Securities or the redemption of all Trust Preferred Securities), the lesser of:

             (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Trust Preferred Securities to the date of payment, to the extent such Trust has funds legally and immediately available therefor and

             (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities in liquidation of the Trust.

     The redemption price and liquidation amount will be fixed at the time the Trust Preferred Securities are issued. Our obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by us to the holders of such Trust Preferred Securities or by causing the Trust to pay such amounts to such holders.

     Each Trust Guarantee will not apply to any payment or distribution except to the extent such Trust has funds legally available therefor. If we do not make interest payments on the Subordinated Debentures purchased by a Trust, such Trust will not pay distributions on such Trust Preferred Securities issued by such Trust and will not have funds legally available therefor. The Trust Guarantee, when taken together with our obligations under the Subordinated Debentures, the Subordinated Indenture and the Trust Agreement, including our obligation to pay costs, expenses, debt, and liabilities of such Trust (other than with respect to the Trust Securities), will be a full and unconditional guarantee, on a subordinated basis, by us of payments due on the Trust Preferred Securities from the time of issuance, but will not apply to the payment of distributions and other payments on the Trust Preferred Securities when the Property Trustee does not have sufficient funds in the Property Account of the Trust to make such distributions or other payments. If we do not make interest payments on the Subordinated Debentures held by the Property Trustee, the Trust will not make distributions on the Trust Preferred Securities and will not have funds available therefor. See "Additional Description of the Subordinated Debentures to be Issued to
Trust -- Certain Covenants."

AMENDMENT OF TRUST GUARANTEE; ASSIGNMENT

     Except for changes which do not materially adversely affect the rights of holders of Trust Preferred Securities, each Trust Guarantee may be amended only with the approval of not less than 66 2/3% in liquidation amount of Trust Preferred Securities issued by the applicable Trust. The manner of obtaining any such approval will be as set forth in Article Six of the applicable Trust Agreement. The Trust Guarantee will bind the successors, assigns receivers, trustees and representatives of us and continue to benefit the Trust Guarantee Trustee and holders of Trust Preferred Securities. Except in connection with a consolidation, merger, conveyance, transfer or lease involving us, permitted under Article Eight of the Subordinated Indenture, we may not assign its rights or delegate our obligations under the Trust Guarantee.

TERMINATION OF THE TRUST GUARANTEE

     Each Trust Guarantee will terminate as to the Trust Preferred Securities issued by the applicable Trust (a) upon full payment of the Redemption Price of all Trust Preferred Securities of such trust, (b) upon distribution of Subordinated Debentures held by such Trust to the holders of and in exchange for all of the Trust Preferred Securities or (c) upon full payment of amounts payable in accordance with the Trust Agreement upon liquidation of such Trust. See "Status of the Trust Guarantee" and "Additional Description of Subordinated Debentures to be Issued to Trust -- Subordinated Indenture Additional Events of Default" for a description of the events of default and enforcement rights of the holders of Subordinated Debentures. The Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must repay any sums paid to them under the Trust Preferred Securities or Trust Guarantee.

EVENTS OF DEFAULT

     An event of default under a Trust Guarantee will occur if we fail to make the payments required by the Trust Guarantee.

     The holders of a majority in liquidation amount of Trust Preferred Securities relating to such Trust Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trust Guarantee Trustee or to direct the exercise of any trust or power conferred upon such Trust Guarantee Trustee under the Trust Guarantee. Accordingly if the Trust Guarantee Trustee fails to enforce such Trust Guarantee, any holder of record of Trust Preferred Securities relating to such Trust Preferred Guarantee may institute a legal proceeding directly against us to enforce the Trust Guarantee Trustee's rights, without first instituting any other legal proceeding.

STATUS OF TRUST GUARANTEE

     The Trust Guarantee will constitute our unsecured obligation and will rank:

          (i) subordinate and junior in right of payment to all of our other liabilities, including the Subordinated Debentures, except those made pari passu or subordinate by their terms,

          (ii) pari passu with the most senior preferred or preference stock which may now or hereafter be issued or guaranteed by us; and

          (iii) senior to our Common Stock.

     The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities issued by such trust, by acceptance thereof, agrees to the subordination provisions and other terms of the

Trust Guarantee relating thereto. Each Trust Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under such Trust Guarantee without instituting a legal proceeding against any other person or entity). Each Trust Guarantee will be deposited with the applicable Guarantee Trustee to be held for the benefit of the holders of such Trust Preferred Securities. Except as otherwise noted herein, the Guarantee Trustee has the right to enforce the Trust Guarantee on behalf of the holders of the related Trust Preferred Securities. Except as described under "Termination of the Trust Guarantee" above, the Trust Guarantee will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Trust).

INFORMATION CONCERNING TRUST GUARANTEE TRUSTEE

     The Trust Guarantee Trustee, prior to the occurrence of a default with respect to the Trust Guarantee and after the curing or waiving of all such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Trust Guarantee and, during the continuance of any default, will exercise the same degree of care as a prudent individual would exercise in the conduct of such individual's own affairs. Subject to such provisions, the Trust Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Trust Guarantee at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Trust Guarantee Trustee, upon the occurrence of an Event of Default under such Trust Guarantee, from exercising the rights and powers vested in it by such Trust Guarantee. The Trust Guarantee Trustee also serves as Property Trustee. We and our officers and directors have no material relationship with the initial Trust Guarantee Trustee other than normal banking relationships.

GOVERNING LAW

     The Trust Guarantee will be governed by the laws of the State of New York.

                  THE AGREEMENT AS TO EXPENSES AND LIABILITIES

     Pursuant to an Agreement as to Expenses and Liabilities to be entered into by us under the Trust Agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom the Trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of the Trust other than obligations of the Trust to pay to the holders of the related Trust Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of such Trust Securities or such other similar interests, as the case may be.

               ADDITIONAL DESCRIPTION OF SUBORDINATED DEBENTURES
                             TO BE ISSUED TO TRUST

     Set forth below is a description of the terms of the Subordinated Debentures which each Trust will hold as trust assets. The general provisions of the Subordinated Debentures are set forth under "Description of Debt Securities" above. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Indenture (as defined in "Description of Debt Securities" above), as supplemented by the Supplemental Indenture creating the Subordinated Debentures. The Subordinated Indenture and the Supplemental Indenture are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Subordinated Debentures will include those stated in the Subordinated Indenture and the related Supplemental Indenture and those made a part of the Subordinated Indenture by reference to the Trust Indenture Act.

     Upon a dissolution of a Trust, Subordinated Debentures held by such Trust may be distributed to the holders of Trust Securities in liquidation of such Trust.

     If any Subordinated Debentures are distributed to holders of Trust Preferred Securities, we will use our best efforts to have such Subordinated Debentures traded on the same stock exchange as the related Trust Preferred Securities are traded.

GENERAL

     Subordinated Debentures will be issued in a principal amount equal to the aggregate stated Liquidation Amount of Trust Preferred Securities plus our investment in Trust Common Securities.

     The entire principal amount of the Subordinated Debentures held by each Trust will mature and become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as defined herein), if any, on the date set forth in the applicable Prospectus Supplement.

     The covenants contained in the Subordinated Debenture Indenture would not necessarily afford protection to holders of the Subordinated Debentures in the event of a decline in our credit quality resulting from takeovers, recapitalizations or similar restructurings.

     If Subordinated Debentures held by a Trust are distributed to holders of Trust Preferred Securities of such Trust in liquidation of such holders' interests in such Trust, such Subordinated Debentures will initially be issued as a Global Security. Under certain limited circumstances, Subordinated Debentures may be issued in certificated form in exchange for a Global Security. In the event Subordinated Debentures are issued in certificated form, such Subordinated Debentures will be in denominations as specified in the applicable Prospectus Supplement and integral multiples thereof and may be transferred or exchanged at the offices described therein. Payments on Subordinated Debentures issued as a Global Security will be made to the Depositary for the Subordinated Debentures. In the event Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debentures will be registrable and Subordinated Debentures will be exchangeable for Subordinated Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Debt Trustee in New York, New York; provided, that payment of interest may be made at our option by check mailed to the address of the persons entitled thereto.

     The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event we are involved in a highly leveraged transaction.

CERTAIN COVENANTS

     If there has occurred any event that would constitute an Indenture Event of Default, then (a) we may not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock and, (b) we may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the Trust Guarantee) issued by us which rank pari passu with or junior to the Subordinated Debentures. The preceding sentence, however, shall not restrict (A) any of the actions described in the preceding sentence resulting from any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,
(B) repurchases, redemptions or other acquisition of shares of our capital stock in connection with any employment contract benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase and dividend reinvestment plan, (C) dividends or distributions of our capital stock, or (D) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provision of such capital stock or the security being converted or exchanged.

     We will covenant, as long as Trust Preferred Securities of a Trust remain outstanding, (i) to maintain 100% ownership of Trust Common Securities of such Trust, and (ii) to use its reasonable efforts to cause such Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debentures held by such Trust to the holders of Trust Securities in liquidation of such Trust, the redemption of all Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by the Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

OPTIONAL REDEMPTION

     We will have the right to redeem the Subordinated Debentures, in whole or in part, from time to time, without premium or penalty, on or after the date set forth in the applicable Prospectus Supplement, upon not less than thirty (30) or more than sixty (60) days' notice, at a redemption price equal to a percentage of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest (as defined herein), if any, to the Redemption Date, as specified in the applicable Prospectus Supplement. If a partial redemption of the Trust Preferred Securities resulting from a partial redemption of the Subordinated Debentures held by a trust would result in the delisting of the Trust Preferred Securities of such Trust, we may only redeem such Subordinated Debentures held by such trust in whole. In addition, upon the occurrence of a Special Event, we may, upon not less than thirty (30) or more than (60) days notice, within ninety (90) days following the occurrence thereof and subject to the terms and conditions of the Subordinated Indenture, redeem such Subordinated Debentures, in whole, at a price equal to 100% of the principal amount to be redeemed plus any accrued but unpaid interest (including Additional Interest, if any) to the Redemption Date. In the event of redemption of such Subordinated Debentures in part only, new Subordinated Debentures for the unredeemed portion shall be issued in the name or names of the holders thereof upon the surrender thereof.

INTEREST

     Each Subordinated Debenture will bear interest at the rate set forth in the applicable Prospectus Supplement from the original date of issuance, payable quarterly in arrears on dates which will be specified in the Prospectus Supplement (each, an "Interest Payment Date"), to the person in whose name such Subordinated Debenture is registered, subject to certain exceptions, on the record date specified in the applicable Prospectus Supplement.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     Except to the extent set forth in the applicable Prospectus Supplement, we will have the right at any time to defer payments of interest on Subordinated Debentures by extending the interest payment period for up to 20 consecutive quarters, during which Extension Period we will have the right to make partial payments of interest on Interest Payment Dates. At the end of such an Extension Period, we will pay all interest then accrued and unpaid (including any Additional Interest, together with interest thereon at the rate specified and to the extent permitted by applicable law). We covenant in the Supplemental Indenture for the benefit of the holders of a series of Subordinated Debentures, that, subject to the next succeeding sentence, (a) we shall not declare or pay any dividend on, or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, and (b) we shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the Trust Guarantee) issued by us which rank pari passu with or junior to said series of Subordinated Debentures (i) if at such time we shall have given notice of our election to extend an interest payment period for a series of Subordinated Debentures and such extension shall be continuing or (ii) if at such time an Event of Default with respect to a series of Subordinated Debentures shall have occurred and be continuing. The preceding sentence, however, shall not restrict (A) any of the actions described in the preceding sentence resulting from any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, (B) repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase and dividend reinvestment plan, and (C) dividends or distributions in our capital stock, or (D) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

     Prior to the termination of any such Extension Period for a series of Subordinated Debentures, we may further defer payments of interest on such Subordinated Debentures, by extending the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof for such series of Subordinated Debentures may not exceed 20 consecutive quarters or extend beyond the maturity of such series of Subordinated Debentures.

     Upon the termination of any Extension Period for a series of Subordinated Debentures, and the payment of all accrued and unpaid interest on the Subordinated Debentures then due, we may select a new Extension Period for such series of Subordinated Debentures, as if no Extension Period had previously been declared, subject to the above requirements. No interest on a series of Subordinated Debentures during an Extension Period, except at the end thereof, will be due and payable on such series of Subordinated Debentures.

     If the Property Trustee is the sole holder of the Subordinated Debentures, we will give the Property Trustee notice of our selection of such Extension Period for such series of Subordinated Debentures one Business Day prior to the earlier of (i) the Regular Record Date relating to the Interest Payment Date on which the Extension Period is to commence or relating to the Interest Payment Date on which an Extension Period that is being extended would otherwise terminate or (ii) the date a Trust is required to give notice to the applicable self-regulatory organization or to holders of such Trust Preferred Securities on the record date or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Administrative Trustees shall give notice of our selection of such Extension Period to the holders of such Trust Preferred Securities. If the Property Trustee is not the sole holder of a series of Subordinated Debentures, we will give the holders of such Subordinated Debentures notice of our selection of such Extension Period ten Business Days prior to the earlier of (i) the Regular Record Date relating to the Interest Payment Date on which the Extension Period is to commence or relating to the Interest Payment Date on which an Extension Period that is being extended would otherwise terminate or (ii) the date we are required to give notice to the applicable self-regulatory organization or to holders of such Subordinated Debentures, but in any event at least two Business Days before such record date.

     We have no present intention to defer interest payments.

ADDITIONAL INTEREST

     If a Trust is required to pay any taxes, duties, assessments or other governmental charges (other than withholding taxes) imposed by the United States, or any other taxing authority, we will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by a Trust after paying any such charges will be equal to the amount such Trust would have received had no such charge been imposed.

SUBORDINATED INDENTURE ADDITIONAL EVENTS OF DEFAULT

     In addition to the Events of Default described under "Description of Debt Securities -- Events of Default," the following will be an additional Event of
Default:

          the voluntary or involuntary dissolution, winding up or termination of a Trust except in connection with

             (i) the distribution of Subordinated Debentures to holders of Trust Securities in liquidation of a Trust,

             (ii) the redemption of all outstanding Trust Securities of such Trust, or

             (iii) certain mergers or consolidations permitted by the Trust Agreement.

     The holders of not less than a majority in aggregate principal amount of Subordinated Debentures of any series may waive any past default, except (i) a default in payment of principal, premium, interest or Additional Interest or
(ii) a default in a covenant or provision which under Article Nine of the Subordinated Indenture may not be modified or amended without the consent of each holder of a Subordinate Debenture of the affected series. The holders of Trust Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as holder of Subordinated Debentures.

PAYMENT AND PAYING AGENTS

     Payment of principal and premium (if any) on Subordinated Debentures will be made only if the holder of Subordinated Debentures surrenders them to the Paying Agent of the Subordinated Debentures.

     Principal of and any premium and interest, if any, on Subordinated Debentures will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as we may designate from time to time pursuant to the Subordinated Debenture Indenture. Payment of interest on the Subordinated Debentures on any Interest Payment Date will be made to the person in whose name the Subordinated Debenture (or predecessor security) is registered at the close of business on the Regular Record Date for such interest payment.

     The Subordinated Indenture Trustee will act as Paying Agent with respect to the Subordinated Debentures. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent at the place of payment.

CONSOLIDATION, MERGER AND SALE

     The Subordinated Indenture provides that we will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either we shall be the continuing entity, or the successor entity (if other than us) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume our obligations under the Trust Guarantee and the payment of the principal of (and premium, if any) and interest including all Additional Interest on all of the Subordinated Debentures and the due and punctual performance and observance of all of the covenants and conditions contained in the Subordinated Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or any Subsidiary as a result thereof as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default under the Subordinated Indenture or the Trust Guarantee, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Indenture Trustee (Sections 801 and 803 of the Subordinated Indenture).

INFORMATION CONCERNING SUBORDINATED DEBENTURE TRUSTEE

     The Subordinated Indenture Trustee, prior to default and after the curing of all defaults, if any, undertakes to perform only such duties as are specifically set forth in the Subordinated Indenture and, after a default (that has not been cured or waived), will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Indenture Trustee is under no obligation to exercise any of the powers vested in it by the

Subordinated Indenture at the request of any holder of Subordinated Indentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby; but the foregoing will not relieve the Subordinated Indenture Trustee, upon the occurrence of an Indenture Event of Default, from exercising the rights and powers vested in it by the Subordinated Indenture. The Subordinated Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Subordinated Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

     We will have the right at all times to assign any of our rights or obligations under the Subordinated Indenture to a direct or indirect wholly-owned subsidiary of ours; provided that, in the event of any such assignment, we will remain liable for all of such obligations. Subject to the foregoing, the Subordinated Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns.

              EFFECT OF OBLIGATIONS UNDER SUBORDINATED DEBENTURES
                    AND TRUST PREFERRED SECURITIES GUARANTEE

     As long as payments are made when due on Subordinated Debentures, the Trust will have sufficient funds to be able to make all appropriate payments on Trust Securities. This is primarily because (i) the aggregate principal amount of the Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of such Trust Securities; (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Trust Securities; (iii) we will pay for all costs and expenses of each Trust; and (iv) the Trust Agreement provides that the Trustees may not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions and other payments due on the Trust Preferred Securities (to the extent funds are available therefor) are guaranteed by us to the extent set forth under "Description of the Trust Guarantee." If we do not make interest payments on Subordinated Debentures, it is expected that the Trust will not have sufficient funds to pay distributions on its Trust Preferred Securities. The Trust Guarantee is a full and unconditional guarantee, but does not apply to any payment unless the Trust has sufficient funds for such payment.

     If we fail to make payments on Subordinated Debentures when due (taking into account any Extension Period), the Trust Agreement will provide a mechanism whereby holders of Trust Preferred Securities may direct the Property Trustee to enforce its rights, including proceeding directly against us. Accordingly, if the Property Trustee fails to enforce its rights, a holder of Trust Preferred Securities may sue us directly to enforce those rights, without first instituting legal proceedings against the Trust, the Property Trustee or any other person or entity.

     If we fail to make payments under the Trust Guarantee, the Trust Guarantee provides a mechanism whereby the holders of Trust Preferred Securities may direct the Trust Guarantee Trustee to enforce its rights. If the Trust Guarantee Trustee fails to enforce its rights, any holder of Trust Preferred Securities may institute a legal proceeding against us directly to enforce those rights without first instituting legal proceedings against the Trust, the Trust Guarantee Trustee or any other person or entity.

     Pursuant to an Agreement as to Expenses and Liabilities to be entered into by the Company under the Trust Agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom the Trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of the Trust other than obligations of the Trust to pay to the holders of the related Trust Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of such Trust Securities or such other similar interests, as the case may be.

     The above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by us of payments due on Trust Preferred Securities to the extent of funds available to the Trust.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as "stock purchase contract." The consideration per share of common stock may be fixed at the time stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately, or as part of units consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contract, and, if applicable, collateral or depositary arrangements, relating to such stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be discussed in the prospectus supplement relating thereto.

                              PLAN OF DISTRIBUTION

     We and the trusts may sell securities in any of three ways: (1) through underwriters or dealers; (2) directly to a limited number of institutional purchasers or to a single purchaser; or (3) through agents. Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended. The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

     - the name or names of any underwriters, dealers or agents;

     - the purchase price of such securities and the proceeds to us from such sale;

     - any underwriting discounts and other items constituting underwriters' compensation;

     - the public offering price; and

     - any discounts or concessions which may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

     If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The securities may be sold directly by us or the applicable trust or through agents designated by us or the applicable trust from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us or the applicable trust to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If dealers are utilized in the sale of any securities, we or the applicable trust will sell the securities to the dealers, as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

     Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the "remarketing firms," acting as principals for their own accounts or as our or a trust's agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us or the applicable trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, as amended, in connection with the securities remarketed thereby.

     If so indicated in the applicable prospectus supplement, we or the applicable trust will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us or the applicable trust at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

     Underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

     Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us or the applicable trust (or both), to indemnification by us or the applicable trust (or both) against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for, us and/or the applicable trust in the ordinary course of business.

     Each series of securities will be a new issue and, other than the common stock, which is listed on NASDAQ, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

     Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the securities offered here and certain related matters will be passed upon for us, and certain United Stated federal income taxation matters will be passed upon for us and the Trusts by Dickinson Wright PLLC, Detroit, Michigan. Certain matters of Delaware law relating to the validity of the Trust Preferred Securities will be passed upon on behalf of the Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware. Certain legal matters will be passed upon for the Underwriters by Dewey Ballantine LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of SEMCO Energy, Inc. as of December 31, 1999 and 1998, and for the three years ended December 31, 1999, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, and the SEMCO Energy, Inc. pro forma Combined Statement of Income for the year ended December 31, 1999, incorporated by reference in this prospectus has been examined by Arthur Andersen LLP, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of ENSTAR Natural Gas Company (a division of SEMCO Energy, Inc.) and Alaska Pipeline Company (a subsidiary of SEMCO Energy, Inc.) as of December 31, 1999 and 1998, and for each of the years in the three year period ended December 31, 1999, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     Our future Financial Statements and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said Financial Statements and consented to the use of their reports thereon.

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                             SEMCO CAPITAL TRUST I

                               10 1/4% CUMULATIVE
                           TRUST PREFERRED SECURITIES

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                             PROSPECTUS SUPPLEMENT
                      ------------------------------------

A.G. EDWARDS & SONS, INC.                               PAINEWEBBER INCORPORATED

FIRST OF MICHIGAN                                      NATCITY INVESTMENTS, INC.
DIVISION OF FAHNESTOCK & CO. INC.

                                 APRIL 12, 2000

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